ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 31st day of July, 2015 (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation ("Purchaser"), and ASSOCIATES PROPERTIES, LP, a Pennsylvania limited partnership ("Seller").

RECITALS:

A. WHEREAS, Seller owns and operates West Mifflin Office and Surgery Center located at 9970 Mountain View Drive, West Mifflin, Pennsylvania set forth on Exhibit A, together with the real property, the improvements and all appurtenances thereto (the "Facility," which defined term shall include all of the Assets (as defined in Recital B below) applicable to the Facility). The Facility is located at the address as forth on Exhibit A.

B. WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

(i) Seller's good and marketable, valid and insurable fee simple title and all other rights, title and interest of Seller in and to the parcel(s) of real property on which the Facility is located, such real property being more particularly described on Exhibit B, attached hereto (the "Real Property");

(ii) Seller's fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

(iii) all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements;

(iv) all personal property owned by Seller located at the Facility and used in connection with the Facility (the "Personal Property); and

(v) all licenses, permits and warranties benefiting the Facility.

C. WHEREAS, simultaneously therewith, Purchaser and Seller intend that Purchaser will lease (the "AIO Lease") 15,317 square feet on the first and second floors of the Facility and 1,930 in the basement of the Facility (for a total of 17,247 square feet) to Associates In Ophthalmology ("AIO") and will lease (the "ASC Lease") 9,946 square feet on the first floor of the Facility to Associates Surgery Centers, LLC pursuant to leases in the form attached hereto as Exhibits C (the AIO Lease and the ASC Lease being collectively referred to as the "Facility

Lease"), it being understood that the ASC Lease will be guaranteed by AIO pursuant to a written Guaranty in the form attached as Exhibit "E" to the ASC Lease (the "Guaranty").

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1 Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2 Closing.

(a) Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 2:00 p.m. CT on the date twenty (20) days after the expiration of the Due Diligence Period (as defined in Section 1.7(b) below) (the "Closing Date"). The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b) Notwithstanding the foregoing, if needed to close the Purchaser Financing, Purchaser shall have the right to extend the Closing Date for an additional thirty (30) days by depositing an additional One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Extension Deposit") with the Title Company, which Extension Deposit shall be non-refundable, except as otherwise expressly provided in Article VII or Section 10.6 below. As used herein "Purchaser Financing" shall mean financing secured by the Assets to complete the transaction contemplated by this Agreement on terms and conditions satisfactory to Purchaser in its sole discretion. Seller shall reasonably cooperate with Purchaser to provide documents, records, financial statements and other such information as may be requested by Purchaser's lender in order for Purchaser to secure the Purchaser Financing. Such cooperation shall include, without limitation, obtaining AIO and ASC's execution and delivery of a subordination, nondisturbance and attornment agreement for the Facility Lease, if required, the form to be agreed upon by AIO, ASC and Purchaser's lender prior to the end of the Due Diligence Period (as hereinafter defined).

(c) On the Closing Date, all documents and other materials required from Seller under Section 9.1(a) (collectively, the "Seller Documents") and from Purchaser under Section 9.1(b)(ix) (collectively, the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of the Purchaser, or at such other date, time and place as Purchaser may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.7(a) below), as escrow agent ("Escrow Agent") or Purchaser's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the

Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets shall be Ten Million Seven Hundred Fifty Thousand and No/100 Dollars ($10,750,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid as in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent ("Cash Proceeds").

1.4 Deposit. Within three (3) business days following the Effective Date Purchaser will deposit the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Initial Deposit") with the Title Company as provided herein (such amount together with the Extension Deposit, as defined in Section 1.2(b), and the Additional Deposit, as defined in Section 1.7(b), are herein referred to as the "Deposit"). At Closing, the Deposit shall be applied to the Purchase Price.

1.5 Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations and further adjustments as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6 No Assumed Liabilities. At Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller. Purchaser shall not assume any contracts, equipment leases or leases, and Seller shall remain fully liable for all obligations thereon. There shall be no adjustment between Purchaser and Seller of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that AIO and ASC are obligated to pay the same under the terms of the Facility Lease from and after the Closing Date.

1.7 Due Diligence Period.

(a) Seller and Purchaser hereby acknowledge that, as of the Effective Date, Purchaser has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Purchaser to commence its due diligence review in a timely and efficient manner, Seller agrees to deliver to Purchaser all items in Seller's possession that are identified on Purchaser's preliminary due diligence checklist attached hereto as Exhibit E (the "Preliminary Due Diligence Checklist") on or before the date five (5) days after the Effective Date (the "Diligence Delivery Date"). Purchaser may supplement the Preliminary Due Diligence Checklist with additional materials that would typically be provided to a purchaser of real property and Seller shall provide the supplemental items that are in Seller's possession to Purchaser within five (5) days after written request by Purchaser. To the extent Seller has any of the items on the Preliminary Due Diligence Checklist in electronic format, Seller shall send true, correct and complete copies of

those items to Purchaser via the internet. To the extent Seller has items on the Preliminary Due Diligence Checklist in hardcopy, but not in electronic format, Seller shall make true, complete and correct copies of those items and deliver them to Purchaser via overnight courier. Seller shall organize all materials in accordance with the Preliminary Due Diligence Checklist and shall identify each item with reference to the number assigned to it on the Preliminary Due Diligence Checklist.

(b) For the period (the "Due Diligence Period") commencing on the Effective Date and continuing until 6:00 p.m. CT on the twenty-fifth (25th) business day thereafter, Purchaser shall have the right to terminate this Agreement by written notice to Seller in the event Purchaser, in Purchaser's sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Seller on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate, the Deposit shall be refunded to Purchaser, and the parties shall thereafter be released from all further duties and obligations under this Agreement other than those that expressly survive termination hereof. If this Agreement is not terminated as set forth in this Section 1.7(b), then this Agreement shall remain in full force and effect, Purchaser shall have no further rights to terminate this Agreement, the Purchaser shall deposit an additional One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Additional Deposit") with the Title Company, and the Deposit shall become non-refundable, except as otherwise expressly provided in Section 4.7, Article VII or Section 10.6 below. In the event Purchaser does not provide a Notice of Termination but fails to timely fund the Additional Deposit, this Agreement shall terminate and the Initial Deposit shall be forfeited to and retained by Seller.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1 Organization and Qualification. Seller is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Pennsylvania with full power and authority to own assets and to carry on its business as it is now being conducted and to own and operate the Assets now owned or operated.

2.2 Authority; Binding Effect.

(a) Seller has, and at Closing will have, the full and unrestricted right, corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including, without limitation, the Seller Documents and all agreements, instruments and documents being or to be executed and delivered by Seller (collectively, "Related Documents").

(b) This Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms.

(c) Seller has obtained all required limited partnership approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

2.3 Licenses. Seller has not received written notice that Seller is in violation of any restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, "Applicable Laws") in connection with the permits and licenses (collectively, the "Licenses") required by Governmental Authorities for the ownership and operation of the Facility.

2.4 Governmental Authorities. Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with Seller's execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

2.5 Taxes. All real property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of Closing, will be paid by Seller. Seller shall not subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority. No tax returns of Seller shall be under examination by the Internal Revenue Service or any state or local Governmental Authority.

2.6 No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Seller do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the limited partnership agreement or other governing organizational documents, as the case may be, of Seller;

(b) Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

(c) Create any liens or other encumbrances on the Assets in favor of third parties;

(d) Constitute a violation of any Applicable Law of any Governmental Authority; or

(e) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.7 Title to Property and Related Matters.

(a) Seller is the holder of good and marketable, insurable fee simple title to the Facility free and clear of all Monetary Encumbrances (as defined in Section 4.7(a)) other than such Monetary Encumbrances as Seller shall pay and discharge in full prior to or on or at Closing.

(b) Except as disclosed to Purchaser, Seller has no knowledge of any agreements, documents or instruments which are not recorded among the land records but which affect the title to the Facility.

(c) Seller has no knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. All utility bills and deposits required by any utility provider have been paid by Seller, AIO or ASC.

(d) Seller has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating any easement or attempting to terminate or revoke any easement providing direct vehicular access from the Facility to a public road.

(e) There are no condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received written notice, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which Seller receives written notice or obtains knowledge.

(f) Except for AIO, ASC and Associates Café, LLC, an affiliated subtenant of AIO, there are no parties other than Seller in possession of the Assets, or any portion thereof.

(g) Except as set forth in the Facility Lease, there are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

2.8 Hazardous Substances.

(a) For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental,

hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b) Except as set forth in any environmental report furnished to Purchaser pursuant to Section 1.7(a) hereof, Seller has not received any written notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

2.9 Patriot Act. Reference is made to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Seller nor any of its partners (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.10 Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facility, which Seller covenants and agrees to undertake and complete in the ordinary course consistent with past practices, Seller does not have any outstanding contracts for capital expenditures relating to

the Facility, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets.

2.11 No Litigation. There are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facility or any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority.

2.12 Employee and Labor Relations. Seller has no employees and no unfunded or trailing obligation to fund any employee benefit plans

2.13 Absence of Notices. Seller has not received any written notice, and has no knowledge, that any federal, state, county, municipal or other Governmental Authority is alleging any health care licensure laws or violations under licenses granted to AIO or ASC.

2.14 Third Party Payor Reimbursement. To Seller's knowledge, all billing practices of AIO and ASC to third party payors, including Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the foregoing (collectively referred to herein as the "Government Programs") and private insurance companies, are in compliance with all Applicable Laws and policies of such third party payors and Government Programs in all respects. AIO and ASC have confirmed to Seller that they have received no written notice that they have billed or received any payment or reimbursement in excess of amounts permitted by Applicable Law.

2.15 Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed in the Preliminary Due Diligence Checklist certified by the chief financial officer of AIO and ASC, respectively (collectively, the "Financial Statements") as follows: (a) audited income statements of AIO and ASC for the fiscal years ended 2012, 2013 and 2014; (b) income statements, balance sheets, changes in stockholders equity and cash flow of AIO and ASC (the "Most Recent Financial Statements") as of and for the six (6) month period ended December 31, 2014; and (c) a schedule of capital improvements to the Facility that were completed in the 2012, 2013 and 2014 fiscal years. To Seller's knowledge, the Financial Statements described in clauses (a) and (b) of the preceding sentence have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis throughout the periods covered thereby and present fairly the financial condition as of such dates and the results of operation for such periods.

2.16 No Litigation. Except as set forth on Exhibit F attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against Seller, AIO, ASC, the Facility, or any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or

threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority. If the matters set forth on Exhibit F, if any, are decided adversely, it will not materially and adversely affect the Assets, Seller or AIO or ASC's operations at the Facility.

2.17 Compliance with Medicare and Medicaid Law.

(a) Except as set forth on Exhibit F attached hereto, there is no litigation, claim, proceeding or investigation currently pending against Seller, AIO or ASC or relating to the Facility for any violation or alleged violation of, and Seller has received no written notice, and Seller has no knowledge, of any threat of any suit, action, claim, dispute, investigation, agency review or other proceeding pursuant to or involving, (i) the False Claims Act, 31 U.S.C. §§3729 et seq., (ii) the Civil Monetary Penalties Law, 42 U.S.C §1320a-7a, (iii) federal or state anti-kickback statutes, including, but not limited to, 42 U.S.C. 1320a-7b, (iv) federal or state referral laws, including, but not limited to, 42 U.S.C. §1395nn, (v) regulations promulgated pursuant to any of the foregoing statutes, or (vi) any other federal or state law or regulation of general applicability to health care fraud, governing or regulating the management of health care providers, or governing or regulating medical billing or reimbursement, including all applicable Government Programs statutes and regulations (collectively the "Government Programs Laws").

(b) Seller, AIO, ASC and the Facility have timely filed all forms, applications, reports, statements, data and other information required to be filed with federal, state or local entities under federal or state laws or regulations in connection with the Government Programs Laws.

(c) None of Seller, AIO, ASC nor their Employees or agents is an "Ineligible Person," which is defined for the purposes of this Section 2.16(c) to mean an individual or entity who: (i) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or nonprocurement programs; or (ii) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. None of Seller, AIO, ASC nor their Employees or agents will become an Ineligible Person prior to Closing. Seller shall promptly notify Purchaser upon receipt of any notice, whether or not official, that Seller, AIO, ASC or their Employees has become or may become an Ineligible Person prior to Closing.

(d) To Seller's knowledge, (i) all billing practices of AIO and ASC are in compliance with all Applicable Laws, and (ii) neither AIO nor ASC has billed or received any payment or reimbursement in excess amounts permitted by Applicable Laws.

(e) There are no outstanding bed taxes or other fees owing to state licensing authorities or any of the Government Programs.

(f) There are no outstanding life safety code deficiencies at the Facility.

(g) There are no outstanding waivers for any life safety code deficiencies.

(h) There are no pending Government Program Laws audits by any Governmental Authority.

2.18 Insurance. Attached as Exhibit G is a list of insurance policies carried and insurance coverages maintained by Seller as of the Effective Date with respect to the Facility.

2.19 Truth of Warranties, Representations, and Statements. All of the representations and warranties made by Seller in this Agreement are true and accurate in every material respect.

2.20 Materials Provided. To Seller's knowledge (a) all materials provided to Purchaser by Seller and listed on the Preliminary Due Diligence Checklist are true, accurate and complete in all material respects as of the date such materials were prepared; and (b) except as otherwise disclosed in writing to Purchaser, no matter has since occurred that would make such materials inaccurate as of the date supplied to Purchaser.

2.22 Sewage Facility. The Pennsylvania Sewage Facilities Act, 35 P.S. Section 750.1 et seq., as amended, requires that there be a statement regarding the availability of a community sewage system. The Real Estate is serviced by a community sewage system.

2.23 Oil and Gas Rights. Seller represents and warrants that it has no knowledge of the severance of the oil and gas rights from the Real Property or the lease of such rights.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge" of Seller shall be deemed to mean the actual knowledge of Michael Lutz after due inquiry.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

3.1 Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted. Purchaser is qualified to conduct business in the Commonwealth of Pennsylvania.

3.2 Authorization, Binding Effect. Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4 Truth of Warranties, Representations, and Statements. All of the representations and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

ARTICLE IV.
COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1 Regular Course of Business. Seller shall: (a) operate the Facility in a manner consistent with all Applicable Laws and Seller's past practices; (b) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Purchaser and Purchaser's approval thereof, which approval shall not be unreasonably withheld; and (c) keep in full force and effect present insurance policies through the Closing Date.

4.2 Borrowing. Seller shall not create or permit to become effective any new mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.3 Consents. Seller shall obtain, at Seller's cost and expense, on or prior to Closing, all consents necessary for Seller to fulfill Seller's obligations to consummate the transactions contemplated hereby and pursuant to the Facility Lease, including, without limitation, any required consents of any Governmental Authority.

4.4 No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets prior to the Closing Date.

4.5 Further Documentation. Seller agrees that following the Closing, upon request by Purchaser, Seller will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required in order to fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns any or all of the Assets to be sold to Purchaser pursuant to this Agreement.

4.6 Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) or as required by Applicable Law.

4.7 Title Insurance and Survey; Environmental Assessments.

(a) As part of its delivery of the items on the Preliminary Due Diligence Checklist, Seller will provide to Purchaser a copy of Seller's currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

(b) Purchaser, at Purchaser's option, shall use commercially reasonable efforts to obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for the Facility (the "Survey"), and (ii) a title commitment for the Facility (the "Title Commitment"), issued by a national title company selected by Purchaser (the "Title Company"), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner's form, in form and substance reasonably acceptable to Purchaser (the "Title Policy") insuring the valid fee simple title to the Facility. Seller will cause all standard exceptions that are typically omitted from owners' policies to be deleted from the Title Policy at the Closing, other than exceptions for (i) itemized matters shown on the Survey and (ii) taxes for the year in which the Closing occurs which are not yet due and payable, and Seller will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall require, including, without limitation, Seller's affidavits, gap indemnities and the like. Purchaser shall have until the expiration of the Due Diligence Period to give written notice to Seller accepting or objecting to the Title Commitment and Survey, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects. The failure of Purchaser to object to any matter reflected in the Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment or tax lien affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be "Permitted Encumbrances" hereunder. If Purchaser objects to any encumbrance or other matter reflected in the Title Commitment or Survey, Seller shall have ten (10) Business Days from the date of the notice of such objection within which to notify Purchaser whether or not it will cure the matter objected to (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item) in the event Seller shall fail or refuse to cure the matter objected to so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser's election (x) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder or (y) to extend the Closing Date for a period not to exceed thirty (30) days to enable Seller to so cure or (z) to waive the title objection. In the event that any update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same rights of objection, termination and extension of the Closing Date, and Seller will have the same obligations of cure, as set forth above. In the event Seller commits to cure any item to which Purchaser objects and does not cure the same on

or before Closing, completion of such cure to Purchaser's satisfaction shall be a condition to Purchaser's obligation to close the transaction contemplated herein.

(c) Seller will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller's possession conducted for the Facility pursuant to the Preliminary Due Diligence Checklist and Seller will permit Purchaser and its agents to conduct an environmental assessment for the Facility (the "Phase I"); provided that Purchaser shall perform such assessment at a time and in a manner that does not interfere with operations at the Facility and shall indemnify and hold Seller harmless from any damage or injury resulting from the performance of such assessment. Such indemnity and duty to defend shall survive the termination of this Agreement. Purchaser will have until the expiration of the Due Diligence Period to approve or disapprove the Phase I. If the Phase I recommends that a Phase II Environmental Assessment (a "Phase II") be ordered for any Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval at or prior to the expiration of the Due Diligence Period (the "Environmental Notice"). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to object to any environmental condition or other matter affecting the condition of the Facility. If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall have ten (10) Business Days from the date of Seller's receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser's election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit shall be refunded to Purchaser, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Seller to so cure.

(d) After the Effective Date and before the earlier of Purchaser's termination of this Agreement pursuant to this Section 4.7 or the Closing Date, Seller shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller.

(e) Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of any representation and warranty made by Seller in this Agreement which becomes materially inaccurate or incorrect, to the extent Seller obtains knowledge of such inaccuracy or incorrectness.

ARTICLE V.
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1 Confidentiality. Prior to Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any Governmental Authority (including any disclosure required of Purchaser's parent company pursuant to applicable securities laws) or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and Purchaser's employees and third parties in order to consummate this transaction). If Purchaser terminates this Agreement prior to the end of the Due Diligence Period, Purchaser will return all due diligence information to Seller and will deliver to Seller copies of any assessments or studies performed by Purchaser with respect to the Facility.

5.2 Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.3 Required Consents; Governmental Approvals.

(a) Purchaser shall make all filings with Governmental Authorities, and use commercially reasonable efforts to seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, filing applications to obtain all necessary or appropriate approvals for all Licenses, agreements, certificates and other consents from all Governmental Authorities, third parties and Government Program agencies, including, without limitation, Government Program provider agreements entered into with each applicable Governmental Authority and the United States, if any, and any municipality, or other governmental agency or administrative body that authorizes or regulates the operation of the Facility and the conduct of the business thereon as presently operated upon terms and conditions acceptable to Purchaser in its sole discretion (individually and collectively, "Governmental Approvals"). Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

(b) Further Documentation. Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

(c) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt

written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

ARTICLE VI.
INDEMNIFICATION

6.1 Indemnification by Seller. Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Purchaser from and against any and all loss, cost or expense, including reasonable attorneys' fees, arising from (i) the breach or violation of any representation or warranty of Seller contained herein; (ii) the failure of Seller to satisfy or perform any covenant or other provision contained herein; and (iii) any claims made against Purchaser by any third party based on an obligation undertaken by Seller and arising out of the transactions contemplated in this Agreement or the Exhibits hereto. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision. The foregoing indemnity and duty to defend shall survive the termination of this Agreement.

6.2 Indemnification by Purchaser. Purchaser unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Seller from and against any and all loss, cost or expense, including reasonable attorneys' fees, arising from (i) the breach or violation of any representation or warranty of Purchaser contained herein; (ii) the failure of Purchaser to satisfy or perform any covenant or other provision contained herein; (iii) any claims made against Seller by any third party by any third party based on an obligation undertaken by Purchaser arising out of the transactions contemplated in this Agreement or the Exhibits hereto. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision. Purchaser shall use reasonable efforts not to disrupt the operations of Seller in connection with Purchaser's inspection and other activities on the Property. The foregoing indemnity and duty to defend shall survive the termination of this Agreement.

6.3 Notification of Claims.

(a) A party entitled to be indemnified pursuant to this ARTICLE VI (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnifying Party is prejudiced by the delay. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described herein below.

(b) If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to Section 6.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 6.1 or 6.2, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

(c) The Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Party Claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.

(d) An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following

constitute material conditions to Purchaser's performance hereunder, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Seller:

7.1 Representations and Warranties.

(a) The representations and warranties made by Seller herein and in the Related Documents shall be true and correct in all material respects as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2 Required Consents; Authorization. Purchaser shall have received certified copies of resolutions duly adopted by the board of directors of Seller (or Seller's general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

7.3 No Destruction or Condemnation of Property. The Facility shall not have suffered material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, the Facility incurs damage, destruction or condemnation loss (or received notice of an impending condemnation loss) which is not material damage, destruction or loss, Seller shall be required to repair any such damage, destruction or loss (in all instances to restore the Facility to fully functional status consistent with prior operation) before Purchaser shall be obligated to proceed to Closing, and the Closing Date shall be extended for the period required by Seller to complete such repair. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $250,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c) renders the Facility less than a functional structure.

7.4 No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or the Facility Lease or (ii) would cause any of the transactions contemplated by this Agreement or the Facility Lease to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

7.5 Title Insurance. Title to the Real Property shall be as required by Section 4.6 above, Purchaser shall have received the Title Policy in the form therein free and clear of encumbrances other than the Permitted Encumbrances.

7.6 Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

7.7 Facility Lease. AIO and ASC shall have delivered the Facility Lease into the Closing escrow.

7.8 Parking Site. Seller's affiliate (the "Parking Lot Seller") that owns the offsite parking lot located across Century III Mall Street from the Facility (the "Parking Site") shall have performed its obligation to tender a deed to the Parking Site, pursuant to a contract to be entered into prior to the expiration of the Due Diligence Period between Purchaser and Parking Lot Seller.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

8.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing.

8.2 Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents and the Facility Lease.

ARTICLE IX.
CLOSING

9.1 Possession and Closing Documents.

(a) Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date, subject to AIO and ASC's rights under the Facility Lease.

(b) Closing Documents to be Delivered by Seller. Seller shall deliver to Purchaser on the Closing Date:

(i) A duly executed special warranty deed conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii) A duly executed Bill of Sale for any personal property that is a part of the Facility, in the form attached hereto as Exhibit H;

(iii) Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(iv) Duly executed affidavit in form satisfactory to obtain the Title Policy, without exception for mechanic's, materialman's or other statutory liens;

(v) A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

(vi) A duly executed bring-down certificate in form reasonably acceptable to Purchaser, reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(vii) A duly executed certificate and affidavit of non-foreign status;

(viii) The Facility Lease, duly executed by AIO and ASC.

(ix) Any other documents reasonably required by the Title Company.

(c) Closing Documents to be Delivered by Purchaser. Purchaser shall deliver to Seller on the Closing Date:

(i) A duly executed special warranty deed conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii) Evidence of the authority of Purchaser to execute and deliver the Purchaser Documents in order to effectuate the Closing;

(iii) A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Purchaser;

(iv) A duly executed bring-down certificate in form reasonably acceptable to Seller, reaffirming that the representations and warranties of Purchaser are true and correct as of the Closing Date;

(v) The duly executed Facility Lease.

(vi) Any other documents reasonably required by the Title Company

9.2 Closing Adjustments. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Seller, as lessee under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

9.3 Closing Costs. Each party shall pay its respective attorney's fees. Seller and Purchaser shall each pay half of the property transfer taxes and recording fees. Any real estate taxes attributed to periods prior to Closing shall be borne by the Seller. Seller shall pay all costs (including recording costs) to payoff and release any Monetary Encumbrance. All other closing costs shall be paid by Purchaser.

ARTICLE X.
DEFAULT; REMEDIES

10.1 Purchaser's Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Seller gives notice of such default to Purchaser ("Seller's Notice") then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Seller's Notice ("Purchaser's Cure Period"), to (i) correct or cure Purchaser's default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof. Notwithstanding the foregoing, any indemnities and other matters that expressly survive termination of this Agreement shall not terminate, and the Deposit shall be applied to any amounts owed to Seller pursuant to the same, with Purchaser remaining liable for any additional amounts.

10.2 Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser's default is corrected or cured within Purchaser's Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than ten (10) Business Days to accommodate any delay resulting from such default.

10.3 Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser's Cure Period, then this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Deposit shall be paid to Seller as Seller's sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Seller as a result of Purchaser's default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties' best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit pursuant hereto and its rights of indemnification and defense that expressly survive termination, and Seller hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

10.4 Seller's Default. If Seller is in default of any representation, warranty or covenant of Seller under this Agreement in any material respect and Purchaser gives notice of such default to Seller ("Purchaser's Notice"), then Seller will have a period expiring on the tenth (10th) Business Day after the date of Purchaser's Notice ("Seller's Cure Period"), to correct or cure Seller's default.

10.5 Default Cured. If Seller's default is corrected or cured within Seller's Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than ten (10) Business Days to accommodate any delay resulting from such default.

10.6 Default Not Cured. If Seller does not cure its default within the Seller's Cure Period then, upon notice to Seller, Purchaser may elect to either (i) proceed to Closing, in which case, Purchaser will have the right to maintain an equitable action against Seller for specific performance of its obligation to sell the Assets and to perform hereunder; or (ii) terminate this Agreement. If Purchaser elects to terminate this Agreement under subsection (ii) above, then (A) the Deposit shall be returned to Purchaser; and (B) Purchaser shall be entitled to pursue an action for damages against Seller, provided that in no event will Seller be liable for special, indirect or consequential damages.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

Associates Properties, LP
9970 Mountain View Drive
West Mifflin, PA 15122
Attention: Michael Lutz
E-mail: mlutz@aioeyesurgeons.com

with a copy to:

Buchanan Ingersoll & Rooney
301 Grant Street, 20th floor
Pittsburgh, PA 15219
Attention: Rebecca Livingston Lando
E-mail: rebecca.lando@bipc.com

If to Purchaser, to:

Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Email: AlfonsoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Email: acargile@babc.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

11.4 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.5 Brokers and Finders; Expenses. Except for Seller's retention of Jones Lang LaSalle, IP, Inc., whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify and defend the other for any losses, costs and expenses, including attorney fees, incurred with respect to a breach of this Section. The foregoing indemnity and duty to defend shall survive the Closing or any termination of this Agreement. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.6 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

11.7 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may assign its rights under the Agreement to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, without the prior written consent of Seller (each such assignee a "Purchaser's Permitted Assignee"), provided that Purchaser shall be solely responsible for any transfer taxes that result from such assignment to a Purchaser's Permitted Assignee. Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party's written consent, which may be withheld in such other party's sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser's Permitted Assignee(s) shall be deemed to be the Purchaser hereunder (as it relates to the Facility subject to such assignment) and shall be the beneficiary of all of Seller's warranties, representations and covenants in favor of Purchaser under this Agreement.

11.8 Governing Law. This Agreement shall be governed by the laws of the State where the Facility is located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

11.9 Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the Commonwealth of Pennsylvania.

11.10 Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.11 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.13 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.14 Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.15 Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.16 Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure) or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.17 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.18 . Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. SELLER AND PURCHASER AGREE THAT ANY CLAIM OR DISPUTE RELATING TO THIS AGREEMENT SHALL BE TRIED IN THE FEDERAL OR STATE COURTS LOCATED IN THE COUNTY WHERE THE PROPERTY IS LOCATED.

11.19 Coal Notice. NOTICE - THIS DOCUMENT MAY NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL MAY HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND IN THAT

CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THE INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT. (This notice is set forth in the manner provided in Section 1 of the Act of July 17, 1957, P.L. 984, as amended, and is not intended as notice of unrecorded instruments, if any.)

The Deed shall contain the notice as above set forth and shall also contain, and Purchaser shall sign, the noticed specified in the Bituminous Mine Subsidence and Land Conservation Act of 1966.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By: David A. Young
Chief Executive Officer

Date: Aug 11, 2015

[SELLER'S SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

ASSOCIATES PROPERTIES, LP, a Pennsylvania limited partnership

By: [signature]

Name: Michael J. Lutz

Title: Chief Operating Officer

Date: July 31, 2015

27

EXHIBIT A

The Facility

Name	Address	Type
West Mifflin Office and Surgery Center	9970 Mountain View Drive, West Mifflin, Pennsylvania	Office/Surgery Center

EXHIBIT B

Legal Description of the Real Property

EXHIBIT C

FORM OF AIO AND ASC LEASE

LEASE AGREEMENT

BETWEEN

[AFFILIATE OF GLOBAL MEDICAL REIT, INC.],
a Delaware limited liability company

AND

ASSOCIATES IN OPHTHALMOLOGY, LTD., a
Pennsylvania professional corporation

TABLE OF CONTENTS

PAGE

1. Leased Premises. 1
2. Term. 1
3. Condition Of The Project. 3
4. Rent. 3
5. Triple Net Lease. 5
6. Real Estate Taxes. 5
7. Building And Common Areas. 6
8. Compliance With Law. 7
9. Indemnification. 7
10. Permitted Contests. 8
11. Rules And Regulations. 8
12. Use Clause. 9
13. Intentionally Omitted. 9
14. Interruption Of Services Or Access. 9
15. Tenant's Obligations. 9
16. Landlord's Obligations. 10
17. Maintenance And Repairs. 10
18. Alterations; Additions. 11
19. Access. 12
20. Insurance. 12
21. Fire Or Other Hazard. 14
22. Waiver Of Subrogation. 15
23. Condemnation. 15
24. Assignment; Subletting. 16
25. Signs; Building Name. 17
26. Tenant's Default. 18
27. Landlord's Default And Tenant's Remedies. 22
28. Waiver Of Security Interest; Distraint. 22
29. Quiet Enjoyment. 23

30. Subordination And Attornment. 23
31. Estoppel Certificates. 23
32. Waiver Of Nonperformance. 24
33. Entire Contract. 24
34. Unavoidable Delay. 24
35. Applicable Law 24
36. Severability. 24
37. Notices. 24
38. Brokers. 25
39. Hazardous Substances. 26
40. Security For Tenant Obligations. 28
41. Right Of First Refusal To Purchase. 30
42. Financial Reporting. 31
43. Conveyance By Landlord. 32
44. Non-Recourse. 32
45. Attorneys' Fees. 32
46. Governing Law. 32
47. Waiver Of Trial By Jury. 33
48. Provisions Relating To Treatment Of Lease. 33
49. Binding. 33

EXHIBITS

Exhibit A - Leased Premises

Exhibit B - Operating Expenses

Exhibit C - Services To Be Provided By Landlord

Exhibit C-1 - Cleaning Specifications

Exhibit D - Rules and Regulations

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is made as of this _____ day of _________________, 2015 (the "Effective Date") by and between **[AFFILIATE OF GLOBAL MEDICAL REIT, INC.]**, a Delaware limited liability company (hereinafter referred to as "Landlord"), and **ASSOCIATES IN OPHTHALMOLOGY, LTD.**, a Pennsylvania professional corporation (hereinafter referred to as "Tenant").

WITNESSETH THAT:

1. Leased Premises.

1.1 Landlord hereby demises and leases unto Tenant, and Tenant hereby accepts and hires from Landlord, (a) all that certain office space comprising

[FOR THE AIO LEASE: fifteen thousand three hundred seventeen (15,317) square feet on the first and second floors of the building located at 9970 Mountain View Drive, West Mifflin, Pennsylvania (the "Building"), together with one thousand nine hundred thirty (1,930) square feet of space on the basement level of the Building (collectively hereinafter referred to as the "Leased Premises");]

[FOR THE ASC LEASE: nine thousand nine hundred forty-six (9,946) square feet on the first floor (the "Leased Premises") of the building 9970 Mountain View Drive, West Mifflin, Pennsylvania (the "Building");]

and (b) a nonexclusive right to park on the additional parking area located across Century III Mall Street from the Building (the "Parking Lot"). (The Building, the Land and the Parking Lot are herein collectively referred to as the "Project"). A floor plan of the Leased Premises is attached hereto as **Exhibit "A"** and made a part hereof.

During the term of this Lease, Tenant shall also have a non-exclusive license for the benefit of Tenant and Tenant's employees, agents and invitees (a) for parking in the parking lot on the Land adjacent to the Building and on the Parking Lot; (b) for access to and from the Leased Premises through the Building; and (c) to use those portions of the Building which may from time to time be reasonably designated by Landlord for use by tenants of the Building, including, but not limited to, toilet rooms on the floor(s) where the Leased Premises are located and the elevator. The parking lots, sidewalks, entrances, lobby, elevators, stairwells, roof and all other areas of the Project designated by Landlord for the common use of the tenants of the Building are hereinafter collectively referred to as the "Common Areas".

2. Term.

The term of this Lease (the "Term") shall be for the period set forth in this Section 2, unless sooner terminated under the provisions hereof.

2.1 Term. The Term shall be for a period of fifteen (15) years commencing on the Effective Date, and ending on ______________, 2030 (the "Termination Date").

2.2 Renewal Options. Tenant shall have two (2) successive options to renew the Term (collectively, the "Renewal Options") on the following terms and conditions:

2.2.1 Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and as of the Renewal Commencement Date (as hereinafter defined), no default exists beyond any applicable notice and cure period, then Tenant shall have the right to extend the Term for an additional term of sixty (60) months (each, a "Renewal Term") commencing (two (2) times in succession) on the day following the expiration of the Term (the "Renewal Commencement Date"). Tenant shall give Landlord written notice (the "Renewal Notice") of its election to renew the Term in accordance with the terms hereof at least twelve (12) months prior to the scheduled expiration date of the Term.

2.2.2 The Base Rent (as hereinafter defined) for the first Lease Year of each Renewal Term and for each subsequent Lease Year shall increase by two percent (2.00%) over the Base Rent paid for previous Lease Year.

2.2.3 Except for the Base Rent for the Renewal Term as determined above, and the Renewal Allowance described below, Tenant's occupancy of the Leased Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Term.

2.2.4 In the event Tenant exercises its option for the first Renewal Term, Landlord shall provide an allowance of $15.00 per square foot in the Leased Premises (the "Renewal Allowance") for costs incurred by Tenant either before or after the commencement of the first Renewal Term to refurbish or otherwise improve the Leased Premises.

2.2.5 If Tenant exercises its right to extend the term of this Lease for the Renewal Term pursuant to this Section, then "Term" as used in this Lease, shall be construed to include the Renewal Term except as otherwise expressly provided herein.

2.3 Surrender at End of Term; Waiver. Tenant shall immediately surrender possession of the Leased Premises at the expiration of the Term hereof or upon its prior termination. Tenant shall return the Leased Premises broom clean and free of debris, and in good order and condition, reasonable wear and tear and damage due to casualty excepted. In addition, Tenant shall deliver to Landlord all keys, plastic cards or other entry devices for the Leased Premises, the Building and its appurtenances. Any items that Tenant is permitted to remove but which Tenant fails to remove within thirty (30) days after the surrender to Landlord of the Leased Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be Additional Rent payable by Tenant to Landlord upon demand.

TENANT WAIVES ALL RIGHT TO ANY NOTICE WHICH MAY BE REQUIRED UNDER ANY LAWS NOW OR HEREAFTER ENACTED AND IN FORCE IN PENNSYLVANIA, INCLUDING THE LANDLORD AND TENANT ACT OF 1951, ACT OF APRIL 6, 1951, AS AMENDED. TENANT AGREES TO GIVE UP QUIET AND PEACEABLE POSSESSION OF THE LEASED PREMISES AT THE END OF THE TERM WITHOUT FURTHER NOTICE FROM LANDLORD.

2.4 Holding Over. Tenant shall not remain in possession of the Leased Premises after the termination of this Lease without the prior written consent of Landlord. Unless otherwise agreed, any holdover occupancy by Tenant shall be deemed to be on a month-to-month basis at a Base Rent of one hundred twenty-five percent (125%) of the Base Rent set forth in Section 4.1 hereof, as adjusted by the Price Index (as that term is hereinafter defined).

3. Condition of the Project.

Tenant acknowledges that it has been operating in the Project and has knowledge of the condition of the Project. Tenant is leasing the Leased Premises together with its other rights in the Project, "AS IS" in their present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Project including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PROJECT OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCES THEREIN.

4. Rent.

4.1 Base Rent: Tenant agrees to pay to Landlord at Landlord's address set forth in Section 37 below (or at such other place as Landlord shall from time to time designate in writing), in lawful money of the United States of America, annual base rent payable in monthly installments in advance and without notice, demand, counterclaim or set off, on the first (1st) day of each calendar month until the expiration of the term hereof. Base Rent for the first Lease Year shall be the sum set forth below, such sum to increase commencing on the first (1st) day of the fourth (4th) Lease Year and annually thereafter for each subsequent Lease Year by two percent (2.00%) per annum (hereinafter referred to as the "Base Rent"). As used herein, the term "Lease Year" shall mean the 12-consecutive month period beginning on the Effective Date and ending on the last day of the month in which the first anniversary of the Effective Date occurs and every 12 consecutive month period thereafter:

FOR THE AIO LEASE:

Time Period	Annual Base Rent per Sq. Ft. on Floors 1 and 2	Annual Base Rent per Sq. Ft. on Basement Level	Annual Base Building Rent	Annual Parking Lot Base Rent	Total Annual Base Rent	Monthly Base Rent
Lease Years 1, 2 and 3	$24.97	$8.32	$398,523.00	$40,500.00	$439,023.00	$36,585.25

FOR THE ASC LEASE:

Time Period	Annual Base Rent per Sq. Ft. on Floor 1	Annual Base Building Rent	Annual Parking Lot Base Rent	Total Annual Base Rent	Monthly Base Rent
Lease Years 1, 2 and 3	$33.29	$331,130.00	$13,500.00	$344,630.00	$28,719.17

If any or the monthly Base Rent or monthly payments of Real Estate Taxes or Operating Expenses is not paid on or before the tenth (10th) day of the month, or if any other Rent is not paid when due, at Landlord's option, a monthly late charge of five percent (5%) of the amount not paid when due shall be due and payable by Tenant, as Additional Rent. In the event that Landlord and Tenant both agree, payment may be made by electronic transfer pursuant to instructions delivered to Tenant by Landlord from time to time.

4.2 Less Than a Month: In the event that this Lease commences on a day other than the first day of a month or terminates on a day other than the last day of a month, the Base Rent for such partial month(s) shall be prorated.

4.3 Additional Rent: Tenant hereby covenants and agrees to pay the total Base Rent hereby reserved as and when due and all other sums of money, charges and amounts required to be paid by Tenant to Landlord or to another person under this Lease, which other sums, charges and amounts shall be deemed "Additional Rent," in addition to the total Base Rent provided for herein. Nonpayment of Additional Rent when due shall, at Landlord's option after any applicable notice and cure periods, constitute an Event of Default under this Lease to the same extent, and shall entitle the Landlord to the same remedies, as non-payment of Base Rent. The Base Rent and Additional Rent are sometimes hereinafter collectively referred to as "Rent" or "rent" herein.

4.4 No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Leased Premises, condemnation of the Leased Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

5. Triple Net Lease.

All costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable during the term of this Lease in accordance with the provisions hereof, shall be paid by Tenant except as otherwise expressly provided herein (which exception covers any items expressly excluded from the definition of Operating Expenses in Exhibit "B"). It is the purpose and intention of the parties to this Lease that the Base Rent due hereunder shall be absolutely net to Landlord, except as otherwise expressly provided herein, and that this Lease shall yield, net to Landlord, the Base Rent provided in this Lease.

6. Real Estate Taxes.

As Additional Rent, Tenant shall pay to Landlord Tenant's Proportionate Share (as hereinafter defined) of the Real Estate Taxes (as hereinafter defined) for the Project. "Tenant's Proportionate Share", as used herein, shall be calculated by dividing the number of square feet in the Leased Premises, which on the Effective Date is agreed to be 17,247 by the number of square feet in the Building, which on the Effective Date is agreed to be 27,193. If the last year of the term of this Lease shall not be a full calendar year, then Tenant's obligation for real estate taxes attributable to such year shall be prorated on the basis of the ratio between the number of days of such calendar year falling within the Lease term and 365. The term "Real Estate Taxes", as used herein, shall mean all taxes and assessments, including special assessments, levied, assessed or imposed at any time by any governmental authority upon or against the Project, and also any tax or assessment levied, assessed or imposed at any time by any governmental authority in connection with the receipt of income or rents from the Project to the extent that same shall be in lieu of (and/or in lieu of an increase in) all or a portion of any of the aforesaid taxes or assessments upon or against the Project. The term "Real Estate Taxes" shall also include any

taxes not presently in effect which may hereafter be assessed and levied by any governmental body or other authority against the Land, the Building the Leased Premises or any other portion of the Project and all costs incurred by Landlord in contesting or attempting to reduce the Real Estate Taxes, not to exceed in any year the amount of any savings realized during such year on account of such contest. At the beginning of every tax year, Landlord shall estimate the amount to be due from Tenant for Tenant's Proportionate Share of the Real Estate Taxes, and Tenant shall pay 1/12th of such amount monthly in advance subject to adjustment, as hereinafter provided. Within sixty (60) days of the expiration of each tax year, Landlord shall furnish Tenant with a written statement of the Real Estate Taxes incurred for the preceding tax year. In the event such statement discloses that the Additional Rent paid by Tenant as Tenant's Proportionate Share of Real Estate Taxes is either less than the amount actually incurred or greater than the amount actually incurred, either Landlord shall credit the full amount of said excess to the next payments of Rent due from Tenant (or shall refund the full amount at the end of the Term), or Tenant shall pay such amount to Landlord within ten (10) days after receipt of such statement.

7. Building and Common Areas.

7.1 Management. Landlord shall operate and maintain, or shall cause to be operated and maintained, the Building and the Common Areas in a manner consistent with a first class medical office building. Landlord shall have the right to (i) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; (ii) close all or any portion of said Common Areas to such extent as may, in the opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any right to any person or to the public therein; (iii) temporarily close any portion of the Common Areas for repairs so long as reasonable access to the Leased Premises and the parking facilities are maintained; and (iv) do such other acts in and to said Common Areas as, in the exercise of good business management, Landlord shall deem to be advisable.

7.2 Operating Expenses. For and during the term of this Lease, Tenant shall pay Tenant's Proportionate Share of Operating Expenses. "Operating Expenses" shall mean those items so identified on **Exhibit "B"** attached hereto and made a part hereof.

7.3 Payment by Tenant. Tenant's Proportionate Share of Operating Expenses shall be paid by Tenant to Landlord, as Additional Rent, in equal monthly installments on the first day of each month during the term of this Lease, in an amount equal to one-twelfth (1/12th) of Tenant's Proportionate Share of said Operating Expenses as reasonably estimated by Landlord for the calendar year based on historical Operating Expenses. The amount due for all partial calendar years shall be prorated on a per diem basis. Following the end of each calendar year, Landlord shall furnish Tenant with a written statement in reasonable detail of the actual Operating Expenses and the amount of Tenant's Proportionate Share thereof for the preceding calendar year, together with a revised estimate of Tenant's Proportionate Share of Operating Expenses for the current calendar year. Any deficiency due Landlord for the preceding calendar year shall be paid by Tenant within ten (10) days after the date of such statement and any surplus paid by Tenant shall be credited against the next ensuing installment(s) of Rent due from Tenant or refunded, if at the end of the Lease term.

7.4 Audit. Tenant shall have the right, exercisable for a period of twelve (12) months after the delivery of Landlord's annual statement, upon not less than ten (10) days' written notice to Landlord, to audit or cause to have audited at Tenant's cost, Landlord's books and records with respect to Operating Expenses for the calendar year for such statement. If Tenant does not initiate an audit within such twelve (12) month period, Landlord's annual statement shall be deemed Tenant's audit shall be conducted at the office where Landlord's records for such items are maintained. In the event the audit discloses an overpayment by Tenant, Landlord, within thirty (30) days of such audit shall remit the amount of overpayment to Tenant or Tenant may deduct said amount from the Rent due to Landlord under this Lease. In the event that the audit discloses an underpayment by Tenant, then Tenant, within thirty (30) days of such audit shall remit the amount of the underpayment to Landlord. Tenant shall pay the fees and expenses related to such audit, unless the audit determines that Landlord overstated Operating Expenses by more than three percent (3%), in which case Landlord, within thirty (30) days after demand from Tenant, shall pay such fees and expenses.

8. Compliance with Law.

Tenant shall (a) obtain and maintain all authorizations and approvals needed to use and operate the Leased Premises for the Permitted Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with all legal requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable) (the "Licensure Requirements"); and (b) comply with and cause the Leased Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations, and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, both foreseen and unforeseen and ordinary and extraordinary (collectively, the "Laws," the Licensure Requirements and Laws being herein collectively referred to as the "Legal Requirements") applicable to the Leased Premises or the operation, use or possession thereof, and (ii) all insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof), now or hereafter applicable to the Leased Premises, including but not limited to all such Legal Requirements and insurance policies which require changes to the Leased Premises.

9. Indemnification.

9.1 Tenant shall defend all actions against Landlord or any owner, partner, member, officer, director, beneficiary or trustee of Landlord, and of any of Landlord's partners or members, together with Landlord's Mortgagee, or any owner, partner, member, officer, director of Landlord's Mortgagee (herein, collectively, "Indemnified Landlord Parties") with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Landlord Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Leased Premises, or connected with the use, condition or occupancy thereof, to the extent the same would be covered by the liability insurance Tenant is required to carry under this Lease, (ii) any act or omission of Tenant or its agents, contractors, licensees, subtenants or invitees, and (iii) the violation by Tenant of any Legal Requirement. The indemnity contained in this Section does not extend to any liabilities, losses, damages, costs, expenses, causes of action, suits, claims,

demands or judgments arising as a result of the actions or inactions of other tenants of the Building or arising as a result of the negligence or misconduct of Landlord.

9.2 Landlord shall defend all actions against Tenant or any owner, partner, member, officer, director, beneficiary or trustee of Tenant, and of any of Tenant's partners or members (herein, collectively, "Indemnified Tenant Parties") with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Tenant Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature solely arising from (i) injury to or death of any person, or damage to or loss of property, on the Common Areas, or connected with the use, condition or occupancy thereof, to the extent the same would be covered by the liability insurance Landlord is required to carry under this Lease; (ii) the gross negligence or willful misconduct of Landlord or its agents, contractors, licensees, subtenants or invitees; or (iii) the violation by Landlord of any Legal Requirement. The indemnity contained in this Section does not extend to any liabilities, losses, damages, costs, expenses, causes of action, suits, claims, demands or judgments arising as a result of the actions or inactions of other tenants of the Building or arising as a result of the negligence or misconduct of Tenant.

9.3 The provisions of this Section shall survive the expiration or termination of this Lease.

10. Permitted Contests.

In the event Landlord does not elect to contest the Real Estate Taxes after request from Tenant, Tenant shall, at its sole cost and expense, have the right to in good faith contest any tax, assessment, levy, fee, charge, lien or encumbrance, or to comply with any Legal Requirement applicable to the Leased Premises or the use thereof, as long as no Event of Default under this Lease shall have occurred and be continuing and provided that such contest shall not subject Landlord to the risk of any criminal liability or any material civil liability nor result in the imposition of any lien or encumbrance on or against the Leased Premises. Tenant shall give such security as may be required by applicable law to insure ultimate payment of such tax, assessment, levy, fee, rent, charge, lien or encumbrance and compliance with Legal Requirements and to prevent any sale, forfeiture or loss of the Leased Premises or any portion thereof, or any Base Rent, Additional Rent or other sums required to be paid by Tenant hereunder, by reason of such non-payment or non-compliance. [NOTE: THIS SECTION WILL ONLY BE IN THE AIO LEASE]

11. Rules and Regulations.

Tenant, its employees, agents and invitees, shall comply with all Rules and Regulations adopted by Landlord and with such reasonable changes or additions thereto as Landlord may from time to time adopt and submit to Tenant. A copy of the present Rules and Regulations is hereby attached, made part hereof and marked as **Exhibit "D"**. Notwithstanding anything to the contrary in Exhibit "D" or in this Section 11, the Rules and Regulations will not be interpreted in such a way as to require Tenant to take any action inconsistent with its obligations pursuant to its Medicare Certification.

12. Use Clause.

12.1 Tenant may use the Leased Premises for medical and administrative offices and laser vision correction center purposes only (the "Permitted Use"). In addition, not more than ten percent (10%) of the Leased Premises may be used as a café and/or for other services used by Tenant's patients, employees and other invitees of Tenant and other tenants in the Building. Tenant shall not use the Leased Premises for any illegal purpose or any purpose which shall constitute a nuisance nor do or suffer anything to be done in or about the Leased Premises which will violate any laws, ordinances, rules, regulations or orders imposed or issued by any governmental entity or agency. Reference is further made to Section II of the Rules and Regulations.

12.2 If Tenant or an approved subtenant ceases to operate for business in the Leased Premises for a period of one hundred eighty (180) consecutive days, in the absence of a casualty or condemnation, assignment or ownership transfer by Tenant, or extensive remodeling, Landlord shall have the right, but not the obligation, to terminate this Lease by giving Tenant written notice of termination; provided, however, that. Tenant shall have the right to prevent the Lease termination if, within, thirty (30) days after receipt of Landlord's notice, Tenant notifies Landlord in writing that it or its subtenant or assignee will reoccupy the Leased Premises within sixty (60) days after the date of Tenant's notice.

13. Intentionally Omitted.

14. Interruption of Services or Access.

In the event Tenant or any other permitted occupant is unable to access or use in a commercially reasonable manner (as determined by Tenant in the exercise of its reasonable discretion) all or any material portion of the Leased Premises for its normal business activity as a result of the interruption of services or access to the Leased Premises for a period in excess of three (3) business days, then to the extent Tenant's business interruption insurance does not cover such loss or does not cover the loss

absent abatement rights under this Lease, Tenant shall thereafter be entitled to an abatement of the Rent on the portion of the Leased Premises so rendered inaccessible or unusable until it is again accessible and usable in a commercially reasonable manner (as determined by Tenant in the exercise of its reasonable discretion).

15. Tenant's Obligations.

Tenant shall:

15.1 Use in a reasonable manner all utilities and all electrical, plumbing, sanitary, heating, ventilating, air conditioning and other facilities and appliances in the Leased Premises. Tenant shall pay for all electricity, gas, water rents, sewer, heat charges and all other utilities for the Leased Premises. Tenant shall pay all such utilities and services used by it, whether billed directly to Tenant or billed directly to Landlord (in which event such charges shall be reimbursed within ten (10) days after billed to Tenant). Charges for all utilities shall be based upon either (i) separate meter readings, if such meters have been installed, or (ii) Landlord's estimate of

Tenant's Proportionate Share of the total amount of such utility charges, if separate meters have not been installed.

15.2 Conduct its business in a manner that will not be objectionable to other tenants in the Building, including noise, vibration, odor or fumes. In the event Landlord receives complaints from other tenants in the Building and determines, in its sole judgment, that Tenant's use and occupancy is reasonably objectionable to other tenants, Tenant agrees, upon notice from Landlord, to promptly modify its use so as to eliminate such objection.

15.3 Not permit any person on the Leased Premises to willfully or wantonly destroy, deface, damage, impair or remove any part of the structure of the Building, the Leased Premises or the facilities, equipment or appurtenances thereto or used in common, nor shall Tenant do any such thing.

15.4 Not permit liens of any kind (whether for materials, wages, labor or services) to be placed against the Building, Land or Leased Premises as a result of work performed by or on behalf of Tenant. If any such liens are filed, with or without Tenant's knowledge, Tenant shall immediately, at Tenant's sole cost and expense, take whatever action is necessary to cause such liens to be satisfied and discharged. Tenant shall obtain and file appropriate lien waivers prior to the commencement of any work by Tenant in the Leased Premises. If Tenant fails to discharge any such lien within twenty (20) days of attachment, Landlord may do either or both of the following: (i) discharge such lien and charge Tenant for the cost thereof as Additional Rent; or (ii) treat such failure as an Event of Default.

15.5 Maintain the Leased Premises in good condition at all times.

16. Landlord's Obligations.

If Tenant or its affiliate ceases to manage the Project pursuant to the last sentence of this Section 16, Landlord shall provide the services described on **Exhibit "C"** attached hereto and incorporated herein, as such services may be modified only with Tenant's prior written approval, not to be unreasonably withheld, conditioned or delayed. The costs of all such services, together with a market management fee payable to Landlord, shall be included in Operating Expenses. Notwithstanding the foregoing, Tenant, or an affiliate of Tenant shall act as Landlord's property manager, at no expense to Landlord, and Landlord shall have no liability to Tenant for the failure of any such services unless the same are due solely to the negligence or willful misconduct of Landlord.

17. Maintenance and Repairs.

17.1 By Landlord: Landlord shall maintain the Project in good order, condition and repair, subject to Tenant's repair and maintenance obligations under Section 17.2 below. Costs of such maintenance and repair shall be Operating Expenses to the extent provided in **Exhibit "B"** hereto, unless the same is due to the negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees, in which case the same shall be at Tenant's expense.

17.2 By Tenant: Tenant at its expense, shall maintain the interior non-structural portions of the Leased Premises in good order, condition and repair during the term of this Lease,

including but not limited to doors, windows, interior walls, mechanical systems and all approved alterations. All maintenance and repairs by Tenant shall be made in a first class, workmanlike manner by personnel or contractors previously approved by Landlord. Tenant shall require its personnel and contractors to comply with all building standards and other reasonable requirements of Landlord.

17.3 Failure By Tenant: In the event that Tenant fails in any material obligation it may have under this Section 17 to maintain the Leased Premises in good order, condition and repair, Landlord may give written notice to Tenant to perform the work which is reasonably required to remedy the situation. If Tenant fails to commence such work within fifteen (15) days following the giving of such notice and to diligently prosecute the same to completion, Landlord may do either or both of the following: (i) enter the Leased Premises, perform such work and charge Tenant for the cost thereof as Additional Rent; or (ii) treat such failure as an Event of Default under Section 26 and proceed to exercise any of Landlord's remedies set forth in Section 26.

17.4 Emergency Repairs: Whenever emergency repairs which are the responsibility of Landlord are required to preserve the essential tenantability of the Leased Premises, the same shall be undertaken by Landlord as soon as reasonably and practically possible.

17.5 Replacements; Renewals: Whenever used in this Section 17, the term "repair" shall include all necessary replacements and renewals.

18. Alterations; Additions.

18.1 By Tenant: Tenant shall not make any alterations, additions or improvements to the Leased Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, non-structural alterations to the Leased Premises that cost less than $50,000 shall not require Landlord's approval. All such work shall be carried on at Tenant's cost and in a first class, workmanlike manner in accordance with building standards and other reasonable requirements of Landlord and in compliance with all governmental orders, regulations and permits. Such work shall be performed by responsible contractors approved by Landlord, who shall, prior to commencement of work, submit satisfactory proof of insurance coverage naming Landlord as an additional insured.

18.2 "As-Built" Plans: Following completion of any alterations, additions or improvements by Tenant that require Landlord's prior approval, Tenant shall furnish Landlord with current "as-built" plans and specifications reflecting such alterations, additions or improvements.

18.3 Ownership of Improvements; Removal: Unless otherwise agreed to in writing, all alterations, additions or improvements constituting any part of the structure of the Leased Premises or an integral part of the Building systems shall become the property of Landlord at the end of the term hereof, or upon prior termination of this Lease and shall remain in and be surrendered with the Leased Premises, without disturbance or injury. However, Tenant may remove any other alterations, additions, fixtures, improvements, appliances or equipment

installed by Tenant which can be removed without damage to the Building or the Leased Premises (or Tenant shall repair any such damage as described in Section 18.4 below).

18.4 Repair of Damage; Restoration: If Tenant removes property pursuant to Section 18.3 above, Tenant shall complete the removal of all such property with reasonable dispatch, repair all damages resulting therefrom and make proper restoration of the Leased Premises.

19. Access.

Landlord, its employees, servants and agents, shall have the right to enter the Leased Premises at all reasonable times for the purpose of examining or inspecting the Leased Premises to see that Tenant is complying with all of its obligations hereunder, showing the same to prospective purchasers, Mortgagees or tenants of the Building, performing janitorial and cleaning services, and making repairs to the Leased Premises or to the Building without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall not abate while said alterations, repairs, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise, provided that such interruption does not prevent Tenant from undertaking normal business operations in the Leased Premises during business hours and such work is diligently prosecuted to completion by Landlord. If representatives of Tenant shall not be present to open and permit entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease. When possible, Landlord shall give prior notice (oral or written) before any such entry. Landlord shall not abuse the right of access or use it to harass Tenant.

20. Insurance.

20.1 Landlord's Insurance:

20.1.1 Building: Landlord shall provide Causes of Loss – Special Form (or its then equivalent) property insurance coverage on the Building, with limits of coverage of not less than the full replacement value thereof, including, without limitation, any alterations and improvements which become property of the Landlord at the end of the Lease term, and including rent loss insurance coverage (or its equivalent) covering not less than twelve (12) months' loss of rents.

20.1.2 Commercial General Liability Insurance: Landlord shall maintain commercial general liability insurance covering all occurrences within the Project (and other property of Landlord appurtenant thereto) under the control of Landlord during the term hereof or any extension and with limits of coverage of not less than $2,000,000.00 per occurrence and with general aggregate limits of not less than $5,000,000 for each policy year. Tenant shall be named as an additional insured.

20.1.3 Premiums. All premiums for the property and liability insurance maintained by Landlord on the Project, together with any deductibles thereunder, shall be included in the definition of Operating Expenses for purposes of Section 7 above.

20.1.4 Evidence. Upon request of Tenant, Landlord shall provide to Tenant evidence of the coverage required hereunder, all of which evidence shall be reasonably satisfactory to Tenant.

20.2 Tenant's Insurance:

Tenant shall maintain the following insurance coverage during the Term of this Lease:

20.2.1 Property Coverage: Causes of Loss – Special Form, (or its then equivalent) property insurance coverage on all alterations and improvements in the Leased Premises that do not become Landlord's property at the end of the Lease term, including all of Tenant's equipment, trade fixtures, appliances, furniture, furnishings and personal property in or about the Leased Premises. Such insurance shall include an all-risk legal liability endorsement to cover property damage for which Tenant is responsible.

20.2.2 Commercial General Liability Insurance: Commercial general liability insurance covering all occurrences within the Leased Premises during the term hereof or any extension with limits of coverage of not less than $2,000,000.00 per occurrence and with general aggregate limits of not less than $5,000,000 for each policy year. Landlord and Landlord's Mortgagee shall be named as an additional insureds under said policy. Tenant shall provide to Landlord evidence of such coverage and, at least thirty (30) days prior to the expiration of such coverage, evidence of the renewal thereof, all of which evidence shall be reasonably satisfactory to Landlord. In the event Tenant does not provide evidence of renewal to Landlord as and when required herein, Landlord shall have the right to place such coverage on Tenant's behalf and Tenant shall reimburse Landlord for the cost thereof upon demand.

20.2.3 Business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance Increased Period of Restoration Endorsement).

20.2.4 Medical professional liability, with amounts not less than One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) per occurrence and Three Million and No/100 Dollars ($3,000,000.00) in the annual aggregate, or such higher amount as maybe required in the Commonwealth of Pennsylvania.

20.3 Policy Requirements. All of the policies of insurance referred to in this Section shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of "A" and a financial rating of "X" in the most recent version of Best's Key Rating Guide. Additionally, all of the insurance referred to in this Section shall be on an occurrence (rather than a claims-made) basis. Tenant shall deliver such policies or certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver to Landlord's reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such

policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Interest Rate, shall be repayable to Landlord upon demand therefor. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size, financial condition, resident mix and number; provided, however, that in no event shall the deductibles for any medical professional liability policies or general liability policies exceed $25,000.

20.4 Increase in Limits. If either party shall at any time believe the limits of the insurance required hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Landlord and Tenant. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Mortgagees.

20.5 No Separate Insurance. Tenant shall not, on Tenant's own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

21. Fire or Other Hazard.

21.1 Hazard Damage: Except as provided in Section 21.2 below, if the Leased Premises (or some other portion of the Building necessary for the enjoyment of the Leased Premises by Tenant) is damaged by fire or other hazard ("Hazard Damage"), repairs shall be made by Landlord as soon as reasonably may be done and the rent shall be equitably apportioned according to the areas of the Leased Premises rendered unusable from the date of such fire or other hazard (the "Date of Occurrence") until the same are restored.

21.2 Landlord's Right of Termination: Notwithstanding the provisions of Section 21.1 above, if (i) Hazard Damage occurs because of a hazard which is not covered by Landlord's insurance or any insurance which Landlord is required to carry pursuant to Section 20, or (ii) all or a material portion of the Leased Premises or some other portion of the Building necessary for the use and enjoyment of the Leased Premises by Tenant is damaged or destroyed by Hazard Damage and the cost to repair the entire damage to the Leased Premises and the Building is more than fifty percent (50%) of the replacement cost of the Building, then Landlord may, at its option, terminate this Lease by giving Tenant written notice of termination within sixty (60) days of the Date of Occurrence.

21.3 Landlord's Commitment: Unless Landlord terminates this Lease in accordance with Section 21.2 above, Landlord shall, within sixty (60) days after the Date of Occurrence, give written notice ("Commitment Notice") to Tenant setting forth Landlord's commitment to make all necessary repairs or replacements required to restore the Leased Premises and any other portions of the Building necessary for the use and enjoyment of the Leased Premises to at least as good condition as immediately prior to the Date of Occurrence. In such notice, Landlord shall set forth the date of commencement of such repairs (the "Date of Commencement") and Landlord's good faith estimate of the date of completion of the same (the "Completion Date").

21.4 Tenant's Right of Termination: In the event that (i) Landlord shall fail to give such Commitment Notice within the sixty (60) day period as set forth in Section 21.3 above, (ii) the Completion Date set forth in such Notice shall be in excess of one hundred eighty (180) days after the Date of Occurrence, or (iii) the casualty occurs during the last year of the Lease then Tenant may, at its option, terminate this Lease by giving written notice of termination within seventy-five (75) days of the Date of Occurrence.

21.5 Rent Apportioned: In the event of termination of this Lease pursuant to this Section 21, any rent allocable to periods after the termination date shall abate. Tenant shall, on the date of termination, surrender possession of the Leased Premises in accordance with Section 2.3 of this Lease.

21.6 Time of Essence: As to all dates and time periods hereinabove in this Section 21 set forth (except as to the Completion Date provided for in Section 21.3 above), it is mutually agreed that time shall be of the essence thereof.

21.7 Termination; Non-Waiver: Termination of this Lease by either Landlord or Tenant under this Section 21 shall not be deemed a waiver of any other rights or remedies which either may have against the other, nor relieve Landlord or Tenant of any liability for any loss or damage suffered by reason of the failure of either party to perform any of its obligations under this Lease arising prior to the date of such termination.

21.8 Notice to Landlord of Damage or Hazardous Condition: Tenant shall notify Landlord of any damage to the Leased Premises by fire or other hazard and also of any dangerous or hazardous condition within the Leased Premises immediately upon the occurrence of such fire or other hazard or discovery of such condition.

22. Waiver of Subrogation.

Neither Landlord nor Tenant shall be liable to the other nor to any insurer of the other party claiming by way of subrogation through or under either one with respect to any loss, or damage to the extent that either party shall be reimbursed or has the right to be reimbursed out of property insurance carried by Landlord or by Tenant, as the case may be, with respect to such loss or damage.

23. Condemnation.

23.1 Partial Taking: In the event that all or a part of the Leased Premises shall be taken by eminent domain or conveyed in lieu thereof, or the Building shall be taken by eminent

domain or conveyed in lieu thereof (a "taking") in a manner which adversely affects access to the Leased Premises or parking available to the Leased Premises, Tenant may terminate this Lease upon thirty (30) days written notice to Landlord, unless Landlord shall provide reasonably equivalent access and/or parking on a timely basis.

23.2 Total Taking: In the event that after a taking the Leased Premises cannot reasonably be used by Tenant for the purpose for which they were leased, or in the event of a taking which prevents the operation of the Building as an integral unit, then and in either of such events, this Lease shall terminate effective as of the Date that the condemning authority shall take possession of the same.

23.3 Waiver By Tenant; Relocation Damages: Tenant waives all claims against Landlord by reason of the complete or partial taking of the Leased Premises and hereby relinquishes and assigns unto Landlord the value of the leasehold estate which Tenant might otherwise be entitled to claim damages for condemnation; provided, however, that Tenant shall nevertheless be entitled to make any claims which Tenant may have against the condemning authority for relocation damages, damages for tenant improvements and any other payments lawfully due tenants by the condemning authority.

24. Assignment; Subletting.

24.1 Tenant shall not, without Landlord's prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (a) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant's leasehold estate hereunder; (b) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant; (c) dissolve, merge, reorganize, recapitalize, exchange shares or consolidate Tenant with any other party, if such dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation, directly or indirectly, results in a change in control of Tenant; (d) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant; and (e) permit or allow any guarantor of this Lease to do any of the items in subsection (d) through (e) ((a) through (e) being referred to herein as a "Transfer"). Tenant may, nevertheless, assign this Lease or sublet the Leased Premises at any time to a subsidiary or affiliated company without obtaining Landlord's consent, and Landlord acknowledges the existing sublease between Tenant and Tenant's affiliate, Associates Café, LLC. In the event of any such assignment or sublet by, or merger or consolidation of, Tenant, the assignee, subtenant or surviving corporation shall be deemed the assignee of all Tenant's rights and obligations under this Lease, provided that Tenant shall promptly notify Landlord of such assignment, sublet, merger or consolidation, of the name of the new tenant and its address and shall confirm in such notice, which shall be subscribed by the new tenant, that the new tenant shall have assumed all of Tenant's obligations hereunder and that such assignment, sublet, merger or consolidation, including any assignment or sublet to a subsidiary or affiliated company, shall not be deemed to relieve Tenant of any of its obligations hereunder. In the event of any assignment or sublease, no

such assignment or sublease shall be deemed a waiver of the requirements of Landlord's consent to any subsequent assignment or sublease, and any such consent, if given by Landlord, shall not release Tenant from its obligations under this Lease.

24.2 In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part hereof to an entity or person for which Landlord's consent is required hereunder, Tenant shall give Landlord written notice at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease, which notice shall specify: (a) the name, address and business of the proposed assignee or subtenant, (b) the amount and location of the space in the Leased Premises affected, (c) the proposed effective date and duration of the subletting or assignment, and (d) the proposed rental to be paid to Tenant by such subtenant or assignee. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord either consents to the assignment or subleasing, or Landlord withholds such consent (in which case, Landlord shall specify its reasonable basis for withholding consent).

24.3 Notwithstanding anything else contained herein, Tenant shall have the absolute right to assign this Lease or sublet some or all of the Leased Premises without Landlord's consent: (a) to Tenant's parent or any subsidiary or affiliate of Tenant or its parent, (b) in the event of a merger or consolidation of Tenant with another entity, or (c) in the event of a sale or transfer of all or any of the partnership interests or all or substantially all of Tenant's assets.

24.4 If Tenant so allows, causes, permits or suffers any such Transfer that requires Landlord's consent without Landlord's consent in each such instance, such event shall constitute an Event of Default by Tenant under this Lease.

24.5 Tenant shall reimburse Landlord for Landlord's actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, not to exceed $2,000, whether or not such Transfer is actually consummated.

24.6 Anything contained in this Lease to the contrary notwithstanding, Tenant shall not consummate a Transfer with any person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto or that could cause any other income of Landlord or any affiliate of Landlord to fail to qualify as income described in Section 856(c)(2) of the Internal Revenue Code.

25. <u>Signs; Building Name</u>.

25.1 Tenant and Associates Surgery Centers, L.L.C., the other Building tenant, shall have the exclusive right to display exterior signage on the Building or the Land during the Term. Landlord may not name the Building or install signage on or in the Building or Land (including any signage that identifies any other tenant or occupant) without Tenant's prior written consent.

25.2 Any exterior sign installed by Tenant shall (i) comply with all zoning and other applicable regulations, and (ii) be maintained and repaired by Tenant so that it is at all times in

good working condition. Tenant's name shall also be placed on any tenant directory for the Building.

26. Tenant's Default.

26.1 Events of Default: Any one or more of the following shall constitute an "Event of Default" under this Lease:

26.1.1 Monetary Default: Failure by Tenant to pay any installment of Base Rent, Additional Rent or any other sum under this Lease within ten (10) days after receiving written notice by Landlord that the same is due;

26.1.2 Non-Monetary Default: Failure by Tenant to perform or observe, in any material respect, any other covenant or condition contained in this Lease, which failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if Tenant's obligation is of such a nature that more than thirty (30) days are required for its performance, then Tenant shall not be deemed to be in default hereunder if Tenant shall commence such performance within said thirty (30) day period and thereafter proceeds diligently to prosecute the same to completion;

26.1.3 Assignment For Benefit of Creditors: An assignment by Tenant or any guarantor of this Lease (a "Guarantor") for the benefit of creditors or the appointment of a receiver for Tenant or any Guarantor by legal proceedings or otherwise; and

26.1.4 Bankruptcy: Institution of bankruptcy proceedings by Tenant or any Guarantor, or institution of bankruptcy proceedings against Tenant or any Guarantor which are not withdrawn or dismissed within sixty (60) days after the institution of said proceedings.

26.1.5 Liquidation; Dissolution. Tenant or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder).

26.1.6 Transfer. Any Transfer in breach or default of the provisions of Article 24 occurs.

26.1.7 Breach of Warranty. Any of the representations or warranties made by Tenant herein or by any Guarantor in its guaranty proves to be untrue when made in any material respect and, if curable, is not remedied within thirty (30) days after written notice thereof by Landlord to Tenant.

26.1.8 Legal Requirements. Tenant fails to cure or abate any material violation of any Legal Requirement occurring during the Term within thirty (30) days after written notice thereof by Landlord to Tenant or such lesser time required by the applicable governmental authority. For purposes of this Subsection, a "material violation" shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably

likely to (a) have a material adverse effect on Tenant's operations in the Leased Premises; or (ii) impose any liability on Landlord.

26.1.9 Legal Proceedings. Any proceedings are instituted against Tenant by any governmental authority that are reasonably likely to result in the revocation of any license granted to Tenant that is material to the operation of the Leased Premises and not dismissed within thirty (30) days after written notice thereof by Landlord to Tenant.

26.1.10 Other Default. Any default and acceleration of any indebtedness of borrowed money in excess of $250,000 of Tenant, or any Guarantor has occurred that, if curable, is not remedied within thirty (30) days after written notice thereof by Landlord to Tenant.

26.1.11 Guaranty. Any default shall occur under any guaranty of this Lease and fail to be cured within thirty (30) days after written notice thereof by Landlord to Guarantor.

26.2 Landlord's Damages: If an Event of Default has occurred and is continuing and, as a consequence thereof Landlord terminates this Lease, Landlord shall be entitled to recover from Tenant (a) all Base Rent, Additional Rent and other amounts due under this Lease accruing up to the time of termination, (b) all damages to the Building or the Leased Premises or other damages, actually incurred by Landlord, sustained as a result of Tenant's default, including, but not limited to, the reasonable costs of reletting, and (c) damages equal to the rent reserved for the balance of the Term less the fair rental market value of the Leased Premises over the same period, with such differential discounted at the rate equal to the sum of United States Treasury obligations having a maturity closest to the expiration of the Term of this Lease plus two percent (2%) annum.

26.3 Re-Entry; Re-Letting: In case this Lease shall be terminated as aforesaid, then Landlord, may, through judicial process, re-enter the Leased Premises. If Landlord thereafter relets the Leased Premises, any such reletting will be undertaken in accordance with Section 26.4 below. No such re-entry by Landlord shall be deemed to be an acceptance of surrender by Tenant of this Lease or of the Leased Premises.

26.4 Lease Continues: If an Event of Default has occurred and is continuing, at the option of Landlord and in lieu of terminating this Lease as above provided, Landlord may, through judicial process, reenter the Leased Premises and remove all persons and any property of Tenant or any tenant holding under Tenant. Landlord may relet all or any part of the Leased Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations to the Leased Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Landlord shall then apply the same first to the payment of expenses of reentry and reletting (including but not limited to attorneys' fees, brokerage fees, expenses for repairing or restoring the Leased Premises, and expenses for redecoration, alterations and other costs in connection with preparing the Leased Premises for new tenants), and then to the payment of the Base Rent, Additional Rent and other amounts due or to become due under this Lease. Tenant agrees to pay any deficiency each month as the same becomes due. No re-entry shall release Tenant from its covenants to pay

the Base Rent, Additional Rent and other amount provided for in this Lease. Any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding.

26.5 Acceptance of Delinquent Rentals: The acceptance by Landlord of delinquent rentals hereunder with knowledge of a breach by Tenant of any covenant herein or condition broken shall not in and of itself be deemed a waiver of such breach or condition broken, and any pending eviction proceedings or actions for monetary damages may be prosecuted further by Landlord without prejudice based upon this action alone.

26.6 CONFESSION OF JUDGMENT: WHEN THIS LEASE SHALL BE TERMINATED OR CANCELED BY REASON OF THE BREACH OF ANY PROVISION HEREOF, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL THEREOF, AND ALSO AS SOON AS THE TERM HEREBY CREATED OR ANY RENEWAL THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COURT OF COMPETENT JURISDICTION AN AMICABLE ACTION AND CONFESSION OF JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE LEASED PREMISES FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY THEREOF SHALL BE HIS SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE TERMINATED AND POSSESSION REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OR CANCELLATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE AMICABLE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION AS AFORESAID.

26.7 Mitigation.

26.7.1 Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

26.7.2 Landlord's obligation to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Leased Premises to another tenant (a "Substitute Tenant") in accordance with the following criteria:

(a) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Leased Premises until Landlord obtains full and complete possession of the Leased Premises including, without limitation, the final and unappealable legal right to relet the Leased Premises free of any claim of Tenant.

(b) Landlord shall not be obligated to offer the Leased Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant's use are (or soon will be) available.

(c) Landlord shall not be obligated to lease the Leased Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord's then current leasing policies for comparable space in the Building.

(d) Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would:

(i) Violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii) Adversely affect the reputation of the Building; or

(iii) Be incompatible with the operation of the Building as a first-class project.

(e) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Leased Premises in a first-class manner.

(f) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Leased Premises suitable for use by a proposed Substitute Tenant unless:

(i) Tenant pays any such sum to Landlord in advance of Landlord's execution of a Substitute Lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant's default under this Lease); or

(ii) Landlord, in Landlord's sole discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease.

26.7.3 Upon compliance with the above criteria regarding the releasing of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord's obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant's default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this subsection.

26.8 Landlord's Right to Cure Tenant's Default. Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment

or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Premises for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys' fees and expenses, so incurred, together with interest thereon at the Interest Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

26.9 Interest Rate. Any sums not paid when due shall bear interest at the lesser of (a) the Prime Rate, as published in The Wall Street Journal from time to time, plus four percent (4%) per annum, or (b) the maximum rate of interest allowed to be charged by applicable law (the "Interest Rate").

26.10 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender

26.11 No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same party may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Leased Premises.

26.12 Cumulative Remedies: All of Landlord's remedies herein set forth (or provided by law) shall be cumulative and not exclusive and may be pursued simultaneously or separately at the sole option of Landlord.

27. Landlord's Default and Tenant's Remedies.

Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may elect, but shall have no obligation, to cure Landlord's default and offset the next installment(s) of Base Rent and Additional Rent due in an amount equal to the costs incurred by Tenant to cure such Landlord default. In the event the default of the Landlord materially and adversely affects Tenant's ability to operate for business within the Leased Premises (after notice and the opportunity to cure as provided above), Tenant may terminate the Lease upon written notice to Landlord and/or Tenant may exercise any and all remedies available to Tenant under this Lease, at law or in equity.

28. Waiver of Security Interest; Distraint.

Landlord hereby waives any security interest in, or rights of distraint against, any and all equipment and other personal property in and about the Leased Premises.

29. Quiet Enjoyment.

Landlord represents and warrants that it is lawfully empowered to enter into this Lease and that so long as Tenant shall not be in default of Tenant's covenants and obligations hereunder beyond any applicable notice and cure period, Tenant shall have and enjoy quiet and peaceable possession of the Leased Premises.

30. Subordination and Attornment.

30.1 Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any ground lease, mortgage or other encumbrance upon the Project (a "Mortgage"). This Lease is and at all times shall be subject and subordinate to any Mortgage that may now or hereafter affect the Project and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof on the condition that Tenant's rights under this Lease shall not be disturbed as long as Tenant is not in default under this Lease beyond any applicable notice and cure period. This clause shall be self-operative and no further instrument of subordination shall be required. However, in confirmation thereof, Tenant shall, within ten (10) days following written request from Landlord, execute and deliver promptly any certificates or other written assurances, designed to give effect to or provide evidence of the same that Landlord or the holder of any mortgage, deed of trust or other security agreement ("Mortgagee") may request, as long as the foregoing non-disturbance protection is also confirmed.

30.2 Attornment. If Landlord's interest in the Project is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) at the new owner's option, Tenant shall attorn to and recognize the new owner as Tenant's Landlord under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner shall not be liable for any matters expressly set forth in the SNDA, if any, entered into between Tenant and the holder of the Mortgage

31. Estoppel Certificates.

Tenant shall, at any time and from time to time, within ten (10) days following written request from Landlord, but not more frequently that once in any period of twelve (12) consecutive months in the absence of a proposed sale or refinancing of the Project, execute, acknowledge and deliver to Landlord a written statement certifying (a) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (b) the date to which the rent reserved hereunder has been paid, (c) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and (d) responses to such other questions or statements of fact as Landlord, any purchaser or any current or prospective Mortgagee shall reasonably request. Any such certificate furnished pursuant to this Section may be relied upon by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Leased Premises or any portion thereof. Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Project.

32. Waiver of Nonperformance.

Failure by either Landlord or Tenant to exercise any of their respective rights hereunder upon nonperformance by the other party of any condition, covenant or provision herein contained shall not be construed as a waiver thereof, nor shall the defective performance (or waiver of nonperformance) of any such condition, covenant or provision by the other party be construed as a waiver of the rights of the non-defaulting party as to any subsequent defective performance or nonperformance hereunder.

33. Entire Contract.

This Lease constitutes the entire contract between the parties hereto and there are no understandings, promises, representations or warranties, oral or written, relating to the subject matter of this Lease, which exist or bind any of the parties hereto, their respective heirs, executors, administrators, successors or assigns, except as set forth herein. No amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

34. Unavoidable Delay.

In the event that either party shall be delayed or hindered in, or prevented from, the performance of any work, service or other act required under this Lease to be performed by the party and such delay or hindrance is due to strikes, lockouts, acts of God, governmental restrictions, enemy act, civil commotion, unavoidable fire or other casualty, or other causes of a like nature beyond the control of the party so delayed or hindered, then performance of such work, service, or other act shall be excused for the period of such delay and the period for the performance of such work or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute a termination of this Lease. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Base Rent or Additional Rent.

35. Applicable Law.

It is mutually understood and agreed that this Lease shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania and that no presumption shall be deemed to exist in favor of or against either party hereto as a result of the preparation or negotiation of the same.

36. Severability.

If any particular term, covenant or provision of this Lease shall be determined to be invalid and unenforceable, the same shall not affect the remaining provisions of this Lease which shall nevertheless remain in full force and effect.

37. Notices.

All notices, requests, demands and other communications required or permitted under this Lease shall be in writing, signed by or on behalf of the party giving notice and shall be

deemed to have been given as follows: (a) if personally delivered: on the date of actual delivery to Landlord or to Tenant; or, (b) if sent by recognized overnight delivery service: the next business day, or (c) if mailed: on the date upon which any notice shall have been received as shown by a Certified or Registered Return Receipt. The following addresses shall be used for the foregoing purposes:

Landlord:	________________________ c/o Global Medical REIT, Inc. 4800 Montgomery Lane, Suite 450 Bethesda, Maryland 20814 Attn: Alfonzo Leon
Copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, TN 37203 Attn: Ann Peldo Cargile, Esq.
Copy to:	Rebecca Lando, Esq. Buchanan Ingersoll & Rooney P.C. One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219
Tenant:	Associates in Ophthalmology, Ltd. 9970 Mountain View Drive West Mifflin, PA 15122 Attention: Michael Lutz
Copy to:	Rebecca Lando, Esq. Buchanan Ingersoll & Rooney P.C. One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219

provided, however, that either party hereto may change its address for such purpose from time to time by giving written notice of such changed address to the other party.

If notice is given by Certified Mail, Registered Mail or overnight delivery service and the same is returned by the U.S. Postal Service or such overnight delivery service marked "Refused" or "Unclaimed," service shall be deemed to have been given on the first business day following the date of mailing the same. Landlord shall be under no duty to post the Leased Premises, except as otherwise specifically provided herein.

38. Brokers.

Tenant represents and warrants that in this transaction it has dealt with no real estate broker, and that no one has or will represent it in this transaction.

39. <u>Hazardous Substances.</u>

39.1 As used herein, (a) "Hazardous Substances" shall mean any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law; and (b)" Environmental Laws" shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

39.2 Tenant shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Leased Premises or incorporated in the Leased Premises; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Permitted Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements.

39.3 Tenant shall provide to Landlord promptly, and in any event immediately upon Tenant's receipt thereof, a copy of any notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Premises; (c) any claim made or threatened by any party against Tenant or the Leased Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

39.4 If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Premises, or if Tenant, Landlord or the Leased Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Premises, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, commence and diligently pursue curing such violation or effecting such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord's costs and expenses incurred in connection therewith.

39.5 Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, "Environmental Costs") (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (a) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Premises (collectively, "Handling"); (b) the presence of any Hazardous Substances in, on, under or about the Leased Premises and (c) the violation of Environmental Laws relating to the Leased Premises. "Environmental Costs" include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages for which Landlord is held liable (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney's fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all costs and expenses incurred by Landlord in connection with the matters described in (a)-(c) above:

39.5.1 In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Premises;

39.5.2 In bringing the Leased Premises into compliance with all Legal Requirements; and

39.5.3 Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Premises.

39.6 If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of notice thereof. If any such claim is not so paid and Landlord is ultimately found or agrees to be responsible therefore, Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Interest Rate.

39.7 If Landlord reasonably believes the Leased Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) days' written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Premises to determine the existence or presence of Hazardous Substances on or about the Leased Premises; (b) Landlord shall have the right to enter and inspect the Leased Premises, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Premises; (c) Landlord may retain such experts as it deems necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith; and (d) in the event Landlord's investigation identifies the violation of applicable Environmental Laws, all costs and expenses incurred by Landlord under

this Section shall be paid on demand as Additional Rent by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant's tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

40. Security for Tenant Obligations.

40.1 Security Deposit/Letter of Credit.

40.1.1 Security Deposit.

(a) Tenant shall, upon the full execution of this Lease, deposit with Landlord cash and/or a letter of credit ("Security Deposit"), as determined by Tenant, in the amount of One Hundred Ninety-One Thousand Five Hundred Twenty-Four Dollars ($191,524), to be held by Landlord as collateral security, and not prepaid rent, for the faithful performance by Tenant of all its obligations under this Lease.

(b) The Security Deposit shall be decreased (i) on the first day of the sixth (6th) Lease Year to One Hundred Twenty-Seven Thousand Six Hundred Eighty-Nine Dollars ($127,689), and (ii) on the first day of the eleventh (11th) Lease Year to Sixty-Three Thousand Eight Hundred Forty-Five Dollars ($63,845). Notwithstanding the foregoing, if an uncured Event of Default hereunder exists on a date that the Security Deposit is to be reduced, the Security Deposit will not be reduced until such Event of Default has been cured for a period of twelve (12) months. If the Security Deposit is in the form of cash, any reduction shall be effected by Landlord promptly paying to Tenant the amount by which the Security Deposit is reduced pursuant to the foregoing provisions.

40.1.2 Letter of Credit.

(a) In lieu of a cash security deposit, Tenant shall have the option of delivering to Landlord a letter of credit payable in Pittsburgh, Pennsylvania, in the amount of the Security Deposit (the "LC Amount"). Such letter of credit, together with any additional letters of credit required herein, and any renewals or replacements thereof (collectively, the "Letter of Credit") shall be clean, unconditional, irrevocable, transferable, and in form acceptable to Landlord.

(b) Tenant shall keep the Letter of Credit in full force and effect at all times during the Term and for sixty (60) days after the expiration of the Term. The initial Letter of Credit shall expire no sooner than twelve (12) months from the date thereof. The Letter of Credit must be satisfactorily renewed or replaced with replacement letters of credit meeting all of the above requirements except that the expiration date shall be no less than twelve (12) months from the date of issuance. Such renewal or replacement letters of credit must be in Landlord's possession no later than thirty (30) days prior to the expiration of the then current letter of credit.

Tenant shall be responsible for obtaining such renewal or replacement Letter of Credit at its sole expense. Failure to renew the Letter of Credit in accordance with the foregoing will entitle Landlord to present the Letter of Credit for payment, without providing Tenant any notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection (g), below.

(c) Tenant understands that Landlord is relying upon the financial condition of the issuer of the Letter of Credit, as a primary inducement to Landlord to lease the Leased Premises to Tenant. In the event Moody's rating on the issuer's long term senior debt becomes less than Baa2 while the Letter of Credit is outstanding, Landlord may notify Tenant of such fact, and Tenant shall have five (5) days from the date of such notice within which to either (i) secure the Letter of Credit with additional collateral acceptable to Landlord in its sole discretion; (ii) provide a substitute letter of credit in the same form as the Letter of Credit but issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody's or equivalent rating service; or (iii) have the Letter of Credit confirmed by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody's or equivalent rating service. Failure to do one of the foregoing within such time shall constitute a default under this Lease and shall entitle Landlord to present the Letter of Credit for payment at any time after such default, without providing Tenant any further notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection (g), below.

(d) In the event of a transfer of Landlord's interest in the Project, Landlord shall have the right to transfer the Letter of Credit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said Letter of Credit to a new landlord. The cost of any such transfer shall be borne by Landlord.

(e) Tenant covenants that it will not assign or encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(f) If an Event of Default occurs, in addition to any or all of its other remedies contained in this Lease, Landlord shall have the right (but not the obligation) to present the Letter of Credit for payment and to draw thereon, in whole or in part. In the event of any such draw, Tenant shall forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the Letter(s) of Credit held by Landlord to the LC Amount.

(g) Landlord may use or apply the whole or any part of the amounts drawn on the Letter of Credit (the "Proceeds") for the payment of Tenant's obligations under this Lease. Any Proceeds not otherwise applied to amounts then due Landlord shall serve as security for the prompt, full, and faithful performance by Tenant of the terms and provisions of this Lease. Tenant's obligation to furnish the Letter of Credit and any use, application or retention by Landlord of all or any part of the Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease. In the event the Proceeds are reduced below the

LC Amount by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the amount of the Proceeds to the LC Amount. Landlord shall not be required to keep the Proceeds separate from Landlord's general funds or pay interest on the Proceeds. Provided Tenant has not failed to pay any Rent under this Lease, any remaining portion of the Proceeds shall be returned to Tenant within thirty (30) days subsequent to the expiration date of the term of this Lease or any earlier termination pursuant to the terms hereof. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Proceeds to Landlord's successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Proceeds.

(h) Landlord shall return the Letter of Credit to Tenant within thirty (30) days following the expiration of the Term of this Lease or any earlier termination pursuant to the terms hereof; provided however, no such release shall occur at any time when Tenant has failed to pay any Rent due under this Lease.

(i) If the Security Deposit would be reduced as provided in Subsection 40.1.1(b), then the LC Amount shall likewise be reduced. Any reduction in the LC Amount shall be effected by Tenant providing an amendment to the Letter of Credit, or Tenant replacing the Letter of Credit then being held by Landlord with a new Letter of Credit (complying with the terms of this Lease) in the amount of the reduced LC Amount. Landlord will cooperate with Tenant's efforts to implement such reduction and will return any replaced Letter of Credit, within five (5) business days after Tenant's written request following any reduction as described herein.

40.2 Subordination of Debt and Distributions. Tenant will not make distributions of profits at any time that Tenant is in default of its obligation to pay Rent under this Lease.

41. Right of First Refusal to Purchase.

41.1 Tenant shall have a right of first refusal ("ROFR") to purchase the Project upon the same terms and conditions as any written offer from a third party that Landlord intends to accept (or has accepted subject to Lessee's right of first refusal herein). If, during the Term, Landlord receives a third party offer to purchase the Project that Landlord is prepared to accept, Landlord shall promptly notify Tenant in writing of the purchase price and all other material terms and conditions of such offer. Tenant shall have twenty (20) business days after receipt of such notice from Landlord within which to exercise Tenant's ROFR. If Tenant exercises the ROFR as herein provided, then such transaction shall be consummated within sixty (60) days after the date of receipt by Landlord of Tenant's notice of exercise. If Tenant does not exercise the ROFR within said twenty (20) business day period, Landlord may for a period of one hundred eighty (180) days thereafter sell the Building or Land to such third party on all material terms as presented to Tenant. If such sale is not consummated, the ROFR as provided in this Section shall be reinstituted as to any subsequent proposed sale of the Building or Land during the Term. [NOTE: THIS SECTION WILL ONLY BE IN THE AIO LEASE AS WE CANNOT HAVE TWO DIFFERENT TENANTS WITH COMPETING ROFRS]

42. Financial Reporting.

42.1 Tenant shall provide to Landlord and any Mortgagee, prospective purchaser of the Project that has a written agreement of sale with Landlord or property manager engaged by Landlord, the following:

42.1.1 Within ten (10) Business Days after written request (but not more than once per year except when requested in connection with a sale or refinancing of the Premises), Tenant's and Guarantor's most recent unaudited financial statement, together with similar financial statements for each of the three (3) years prior to the most recent financial statement year (to the extent available), such statements to be certified by an officer of Tenant and Guarantor, as applicable, as being true and correct; provided, however, that Tenant and Guarantor shall provide audited financial statements for any of the foregoing to the extent such statements are available.

42.1.2 As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (a "Quarter"), quarterly financial statements of the Tenant for such Quarter, including therein the balance sheets of Guarantor, as of the end of such Quarter, and statements of earnings and statements of cash flow of Tenant and Guarantor for such Quarter, in each case certified by such entity's chief accounting officer as being prepared in accordance with GAAP, except as otherwise noted therein, and that such quarterly financial statements fairly present to financial condition of Guarantor and Tenant as of the end of such Quarter and year-to-date.

42.1.3 With the statements submitted pursuant to Subsections 42.1.1 and 42.1.3, a certificate signed on behalf of Tenant by the principal financial or accounting officer of Tenant to the effect that no Event of Default specified herein nor any event which, upon notice or with the passage of time or both, would constitute such an Event of Default has occurred and is continuing, or, in each case, if any such Event of Default or event has occurred and is continuing, specifying the nature and extent thereof.

42.2 Licensing Information. Upon request of Landlord, Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Leased Premises that are material to the Leased Premises or their operation.

42.3 Confidentiality. Landlord shall keep any financial statements provided by Tenant and Guarantor (collectively, the "Financial Statements") confidential and shall notify each employee, agent, lender, prospective purchaser or property manager who may have any occasion to view or obtain any of the Financial Statements, of the terms of this agreement to maintain its confidentiality, and any such third party shall agree in writing to a similar confidentiality obligation. Landlord shall not disclose the information in the Financial Statements to any other person, firm or corporation, except as expressly contemplated by this Section 42. Landlord shall use as a minimum the same degree of care to avoid disclosure or use of the Financial Statements as it employs with respect to its own confidential and proprietary information of like importance.

43. Conveyance by Landlord.

Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Project, subject, however, to this Lease. If Landlord or any successor owner of the Project shall sell, transfer, assign, convey or otherwise dispose of the Project other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Project under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition, provided the transferee or assignee assumes all such obligations.

44. Non-Recourse.

Tenant specifically agrees to look solely to the Project (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall either Landlord or Tenant ever be liable for any indirect or consequential damages suffered by the other party from whatever cause.

45. Attorneys' Fees.

If Landlord or Tenant brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys' fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord's attorneys' fees, Tenant shall pay, as Additional Rent, all of Landlord's reasonable attorneys' fees incurred in connection with the administration or enforcement of this Lease, including attorneys' fees incurred in connection with Tenant's exercise of any option to purchase the Project or the renewal of this Lease, the review of any letters of credit, the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

46. Governing Law.

THIS LEASE WAS NEGOTIATED IN THE STATE IN WHICH THE PREMISES ARE LOCATED, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD

OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

47. Waiver of Trial by Jury.

EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, THE IN WHICH THE PREMISES ARE LOCATED. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

48. Provisions Relating to Treatment of Lease.

Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Project, including depreciation for all federal, state and local tax purposes.

49. Binding.

The submission of this Lease for examination and/or execution by Tenant does not constitute a reservation of or option for the Leased Premises for the benefit of Tenant or a commitment on the part of Landlord to lease the Leased Premises to Tenant, and this Lease shall have no force or validity as a lease until duly executed by Landlord and delivered by Landlord to Tenant. After this Lease shall have been fully signed by all parties and delivered by Landlord to Tenant, however, the same shall be binding upon and inure to the benefit of the said parties and their respective heirs, executors, administrators, successors and assigns.

WITNESS the due execution of these presents by duly qualified and authorized officers or representatives of each party, intending to be legally bound hereby, as of the day and year first above written.

WITNESS:	**LANDLORD:**
	________________, **LLC**, a Delaware limited liability company
______________________________	By:______________________________
	Name:______________________________
	Title:______________________________
WITNESS:	**TENANT:**
	ASSOCIATES IN OPHTHALMOLOGY, LTD., a Pennsylvania professional corporation
______________________________	By:______________________________
	Name:______________________________
	Title:______________________________

COMMONWEALTH OF PENNSYLVANIA)
) SS:
COUNTY OF ________________)

On this, the _____ day of ____________, 2015, before me, a Notary Public, the undersigned officer, personally appeared ____________________________, who acknowledged himself/herself to be the ______________ of __________________, **LLC**, a Delaware limited liability company, being authorized to do so, executed the foregoing instrument for the purpose therein contained by signing the name of the company by himself/herself as ______________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____
Notary Public

My Commission Expires:

COMMONWEALTH OF PENNSYLVANIA)
) SS:
COUNTY OF ________________)

On this, the _____ day of ____________, 2015, before me, a Notary Public, the undersigned officer, personally appeared ____________________________, who acknowledged himself/herself to be the ______________ of **ASSOCIATES IN OPHTHALMOLOGY, LTD.**, a Pennsylvania professional corporation, being authorized to do so, executed the foregoing instrument for the purpose therein contained by signing the name of the corporation by himself/herself as ______________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____
Notary Public

My Commission Expires:

EXHIBIT "A"

LEASED PREMISES

EXHIBIT "B"

OPERATING EXPENSES

Operating Expenses means the costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Project, which shall include, but not be limited to:

(i) repair, replacement, maintenance, utility costs, and landscaping of the Building (but specifically excluding replacement of all or any portion of the roof, foundation, exterior walls and structure of the Building), including, but not limited to, any and all costs of maintenance, repair and replacement of all parking areas, common driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including tree trimming), fences and gates and other costs which are allocable to the Project;

(ii) costs of maintenance, repair and replacement of the Project and, to the extent undertaken by Landlord, the Leased Premises (including exterior painting);

(iii) costs of insurance maintained by Landlord with respect to the Project, including any deductible;

(iv) maintenance contracts for, and the repair and replacement of, the elevators, if any, and all heating, ventilation and air-conditioning (HVAC) systems;

(v) maintenance, repair, replacement, monitoring and operation of all mechanical, electrical and plumbing systems;

(vi) maintenance, repair, replacement, monitoring and operation of the fire/life safety and sprinkler system;

(vii) landscaping, trash removal, and snow removal;

(viii) capital replacements; and

(ix) correcting any defects and any violations of Legal Requirements in the Project that were existing as of the date Landlord took title to the Project.

Notwithstanding any provision in this Lease to the contrary, Operating Expenses shall not include:

(i) replacement of or repairs to the roof, walls or structural portions of the Project;

(ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties,

(iii) alterations solely attributable to tenants of the Building other than Tenant;

(iv) marketing expenses for leasing at the Building;

(v) all costs associated with the maintenance of the business of the entity which constitutes "Landlord";

(vi) any costs of any services sold or provided exclusively to other tenants or occupants for which Landlord is entitled to be reimbursed by such other tenants or occupants as an additional charge or rental over and above the basic rent (and escalations thereof);

(vii) wages, salaries and other compensation paid to any executive employee of Landlord above the grade of property manager, except to the extent such wages, salaries, and other compensation are included in any management fees;

(viii) any fines, penalties or interest or other costs incurred or resulting from the negligence, misconduct, or violation of law of the Landlord or its agents, contractors, or employees, except to the extent such fines, penalties or interest are caused (directly or indirectly) by Tenant, its agents, employees, contractors, representatives, invitees, or licensees;

(ix) any costs, fees, dues or contributions for political or charitable organizations;

(x) costs, expressly excluding any management fees, representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the amounts which would have been paid in the absence of such relationship;

(xi) legal costs for negotiating or enforcing any leases by other tenants or parties;

(xii) leasing commissions;

(xiii) any costs of selling, financing or mortgaging Landlord's interest in the Project;

(xv) costs incurred due to violations by Landlord of any of the terms and conditions of any leases in the Building or penalties, fines, judgments, settlements, awards or other costs or expenses arising from the negligence or willful misconduct of Landlord or any of its employees, agents or contractors, or costs or expenses arising from the default or breach of this Lease by Landlord;

(xvi) any depreciation or amortization of Landlord's purchase price for the Project; or

(xvii) any costs of remediating Hazardous Materials or correcting violations of Environmental Laws, unless known to Tenant or Guarantor as of the date Landlord acquired the Project or due to the negligence or willful misconduct of Tenant or an affiliate of Tenant in managing the Project.

EXHIBIT "C"

SERVICES TO BE PROVIDED BY LANDLORD

Landlord shall furnish to Tenant, except as noted below, the following utilities and other services, in keeping with the standards of such services in comparable first class medical office buildings:

(1) Heating, ventilation and air-conditioning services, in capacities not less than those available on the Effective Date, during the hours of 7:00 a.m. through 6:00 p.m. Monday through Friday, and from 8:00 a.m. through 12:00 p.m. Saturdays, excepting only legal holidays ("Business Hours"), and except that Tenant may arrange for after-hours heating, ventilation and air-conditioning service at an additional reasonable charge established by Landlord. Legal holidays are defined as:

New Year's Day
Memorial Day
Independence Day
Labor Day
Thanksgiving
Christmas Day

(2) Electrical current sufficient for lighting and Tenant's office equipment, minimum five (5) watts per square foot;

(3) Hot water and cold water in the Leased Premises for lavatory and drinking purposes;

(4) Passenger elevator service at all times;

(5) Cleaning and janitorial service, in keeping with the standards generally maintained in comparable first class medical office buildings, which service shall include the minimum services set forth in the cleaning specifications attached hereto as Exhibit "C-1". Notwithstanding the foregoing, Tenant shall have the right to assume responsibility for the cleaning and janitorial service for the Leased Premises. If Tenant assumes such responsibility, then the calculation of Operating Expenses shall be adjusted to remove the costs incurred by Landlord in connection with providing cleaning services to the Leased Premises or other space in the Building;

(6) Washing of windows at intervals reasonably established by Landlord, but no less frequently than two (2) times each calendar year;

(7) Pest control services;

(8) Replacement of all lamps, bulbs, starters and ballasts in lighting as required from time to time as a result of normal usage;

(9) Restroom facilities for the Leased Premises (including those that are part of Common Area) and necessary lavatory supplies;

(10) Maintenance of the Common Areas and the Leased Premises, including the removal of rubbish, ice and snow, in keeping with the standards of such maintenance in comparable first class medical office buildings;

(11) Access to the Building and the Leased Premises on a full-time twenty-four (24) hour basis, seven (7) days per week, fifty-two (52) weeks per year and a controlled electronic access entry/exit system for access to the Building through the exterior doors of the Building during non-Business Hours;

(12) Access through the interior fire stairwells and elevators on each floor of the Leased Premises at all times,

EXHIBIT "C-1"

CLEANING SPECIFICATIONS

ROUTINE CLEANING SCHEDULE (Monday through Friday, 6:00 PM - 6:00 AM)

COMMON AREAS - Lobbies, Corridors, Stairwells, and Elevator

Five Times Per Week

1) Empty and wipe all ash, cigarette and trash receptacles.

2) Clean all glass doors, door frames and handles. Spot-clean glass partitions.

3) Clean and polish interior and exterior doors and jams, including elevators.

4) Clean elevator call buttons and panels.

5) Clean elevator directional indicator lamps.

6) Dust mop/vacuum floors and mats.

7) Dust all signage and directories, spot-clean as necessary.

8) Pick up and remove trash in common areas and stairwells.

9) Clean all metalwork, such as: mail chutes and boxes, door hardware on frames, metal lettering, drinking fountains, etc. No scouring powder or strong cleaners are to be used.

10) Dust all horizontal surfaces including furniture tops and ledges.

11) All glass entry doors and directory board glass will be wiped clean, using an approved glass cleaner, and all glass will be left in a bright condition free of streaks and dust.

COMMON AREAS - Lobbies, Corridors, Stairwells, and Elevators

One Time Per Week

1) Spot-clean walls, solid doors, door frames and kickplates.

2) Dust all fire extinguishers, cabinets, and stand pipes, etc.

3) Wipe clean all visible fire extinguishers and related equipment to include fire hose cabinets.

4) All hard-surfaced floors will be wet-mopped, dried and spray buffed. All floor finish will be removed from baseboards, doors and frames.

5) Damp-mop stairwells. Dust/damp wipe all stairwell handrails and ledges.

6) Edge clean all carpet, tile and baseboards.

7) Clean ceiling air returns and diffusers.

8) Dust all furniture, fixtures, ledges and railings.

9) Clean all interior elevator surfaces including door tracks.

10) Damp/wet mop hard surface floor areas as required to remove spillage and tracked in soil.

11) Wipe down vertical and horizontal surfaces in elevator cabs. Clean and polish railing.

12) Vacuum all carpeted floors including edging along baseboards. Spot-clean nightly as required.

13) All walls will be spot-cleaned to remove all smudges, stains and hand marks, using only clear water, or mild cleansing agent where necessary.

<u>**Monthly**</u>

1) Machine scrub and re-coat all flooring as required.

<u>**Annually**</u>

1) Strip and refinish composition floors.

OFFICE AREAS -

<u>**Five Times Per Week**</u>

1) Dust all resilient flooring areas.

2) Vacuum high traffic carpeted areas.

3) Thoroughly clean sinks and counter tops. Stainless steel must be polished.

4) Empty and wipe clean all waste receptacles. Replace liners as required (to be furnished by contractors).

5) Sanitize and polish drinking fountains.

6) Clean all glass furniture tops.

7) Close or lock all doors as required. Report any coffee makers left "ON" to the Tenant.

One Time Per Week

1) Dust vertical surfaces of office furniture.

2) Vacuum all hard to reach carpeted areas, including along baseboards, edges, under desks, behind furniture, plants, etc.

3) Clean and sanitize telephones.

4) All hard-surfaced floors will be wet-mopped, and dried.

5) Clean corners and edges of all tiled floors.

Monthly

1) Dust all hard to reach areas including baseboards, low ledges, door frames, picture frames, high moldings and ceiling vents.

2) Dust all horizontal surfaces between 18" and 80" from floor.

3) Hand dust and wipe clean with damp or treated cloth all desks, office furniture, files, fixtures, paneling, window sills, all other horizontal surfaces, and glass furniture tops; wash window sills when necessary. Files and papers on desks are not to be removed.

4) Spot-clean all vertical glass (as needed).

Quarterly

1) Buff resilient flooring. All floor finish will be removed from baseboards, doors and frames.

2) Vacuum and/or brush all upholstered furniture.

3) Dust vertical blinds.

4) Wash all interior partition glass.

5) Clean all ceiling air-conditioning diffusers and grills.

6) Vacuum under chair mats. Wash mats as needed.

7) Dust chair mat and furniture legs.

Annually

1) Strip and refinish composition floors.

JANITOR CLOSETS

Five Times Per Week

1) Leave area in clean, organized fashion. Do not store trash in the janitor closet.

2) Sweep floors.

3) Clean janitor sinks.

4) Wipe down electrical cords to prevent marking.

5) Keep shelves and supplies neat and orderly at all times.

RESTROOMS

Daily

1) Sweep and damp mop restroom floors using disinfectant solution.

2) Clean and disinfect all surfaces of basins, bowls and urinals.

3) Clean and refill soap dispensers, toilet paper dispensers and hand towels dispensers.

4) Restock vending machines keeping and accurate inventory of product used.

5) Empty waste paper and sanitary napkin receptacles.

6) Clean and polish mirrors, basin shelves, bright work (faucets, flush valves, wash basin traps and piping).

7) Wash both sides of toilet seats with germicidal cleaner.

8) Wipe down partitions, including hinges and hardware.

9) Spot-clean restroom walls and partitions. (If graffiti cannot be removed, report it to the Property Manager).

10) Clean and sanitize all vanity tops.

11) Wipe and dust all shelving.

12) Clean doors, hinges, frames and door handles.

Weekly

1) Wipe clean all ceiling vents and access doors.

2) Thoroughly clean all fixtures to insure that no buildup of salt or lime occurs.

3) Fill floor drains with water.

4) Remove scuff marks from door kick plates.

Monthly

1) Machine scrub restroom floors. Refinish as required.

2) Wash all ceramic tile walls.

3) Wash partitions, including doors, hinges and seams.

4) Dust and clean ceilings paying close attention around sprinkler caps, access doors and light fixtures.

EXHIBIT "D"

RULES AND REGULATIONS

Reference is made to Section 11 of the Lease. Pursuant thereto, Landlord and Tenant hereby covenant and agree that the following Rules and Regulations are necessary and proper for the general care, safety, cleanliness and proper maintenance of the Leased Premises, the Building and the Common Areas; that the same shall be faithfully kept, observed and performed by Tenant, its employees, agents and invitees.

I. AS TO PHYSICAL FACILITIES

1. Entrances; Hallways; Common Areas: The entrances, hallways, stairways, sidewalks and other Common Areas shall not be obstructed by Tenant or used for any purpose other than for access to the Leased Premises.

2. Keys and Locks: Landlord shall furnish Tenant with means of access to the Leased Premises free of charge. Tenant shall not alter any lock or install new or additional locks or bolts on any door to the Leased Premises or the Building without the prior written permission of Landlord.

3. Tampering with Building Systems: Tenant shall not tamper, obstruct, alter or in any way impair or interfere with the efficient operation of the heating, ventilating, air conditioning, electrical, fire, safety or lighting systems of the Building and the Leased Premises nor shall Tenant change the setting of any thermostat or temperature control valves in the Building.

4. Electrical Installations: All wiring, plugs and call boxes shall be installed at locations approved by Landlord and no drilling or cutting of wires shall be allowed except with Landlord's consent. Tenant shall install no fuse of greater capacity than the safe capacity of the Building nor use any method of heating or air conditioning other than that supplied by Landlord.

5. Roof; Walls: Landlord reserves the exclusive control of the roof and exterior walls of the Building. Tenant shall not, without Landlord's prior written consent, install a radio, TV antenna, loudspeaker, searchlight, microwave dish, solar device or similar facility on the roof or exterior walls of the Building.

6. Toilets: The toilet rooms, toilets, urinals, wash bowls, slop sinks and other plumbing facilities shall not be used for any purpose other than that for which they were constructed and no dirt, waste or foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage or damage resulting from a violation hereof shall be borne by the tenant who, or whose employees or invitees, shall have caused the same.

7. Window Coverings: No shades, screens, blinds, curtains, draperies, shutters, awnings, canopies or other coverings shall be hung, placed in or attached to any window in the Leased Premises or the Building without the prior written consent and approval of Landlord. All window coverings shall be maintained in a uniform manner consistent with the heating and air

conditioning requirements and aesthetic appearance of the Building as prescribed by Landlord. No bottles, parcels or other articles shall be placed on any window sills.

8. Door Mats: Tenant shall not place any door mats, rugs or planters in the hallways or common areas without the prior approval of Landlord.

9. Equipment; Supplies; Delivery; Placement: Landlord may designate appropriate entries for the delivery and shipment of equipment, appliances, furniture, supplies and materials. Landlord reserves the right to prescribe the maximum weight, size and placement of all equipment, appliances, furniture, materials or other property brought into the Building. Heavy equipment, computers or other property shall (if it is determined to be necessary by Landlord), be placed on a platform of such thickness and composition as is necessary to properly distribute the weight of the same. All damages done to the Leased Premises or the Building by the movement or maintenance of such equipment and property shall be borne by Tenant.

10. Business Machines and Equipment: Business machines or other equipment, including but not limited to any physical therapy equipment, which cause vibrations, noise, cold or heat that may be transmitted to the Building structure or to the leased space outside of the Leased Premises shall be placed and maintained by Tenant, at its sole cost and expense, in settings of cork, rubber, spring-type vibration eliminators or other materials sufficient to absorb and prevent such vibration, noise, cold or heat. No business machines or mechanical equipment which require unusually large amounts of electricity shall be used or installed in the Leased Premises without the prior written approval of Landlord.

II. AS TO USE AND OCCUPANCY

1. Objectionable Uses:

(a) Tenant shall use the Leased Premises only for the use specified in Section 12 of the Lease. Tenant shall not use or occupy the Leased Premises in any manner offensive or objectionable to Landlord or other tenants by reason of noise, odors or vibrations or interfere in any way with other tenants, their employees, agents or invitees.

(b) Tenant shall not play any radio, TV, stereo, compact disc, tape recorder, musical instrument or other device in such manner as to cause an annoyance or disturbance to any other tenant or tenants in the Building.

(c) Tenant shall not use, store or dispose of any of the following in or about the Leased Premises, the Building or the common areas, except for materials commonly used in ambulatory surgical centers: (i) any kerosene, gasoline or other combustible fluids or materials; (ii) any hazardous, toxic or radioactive materials or supplies; or (iii) any foul or noxious gases or other substances.

(d) Tenant shall not do or permit to be done any act or thing which will be in conflict with any provision of Landlord's insurance policies, jeopardize the coverage of same or increase the rates of such insurance, without the express written consent of Landlord. If Landlord consents, Tenant shall be responsible for any additional premiums, costs or expense as set forth in the Lease.

2. Trash Disposal: All trash or refuse disposal shall be placed in containers provided by Tenant. No materials shall be placed in trash receptacles if such materials are of such nature that they may not be disposed of in the ordinary and customary manner or removing such trash or refuse material in accordance with local ordinances and requirements or with those of the contract carrier accepting such trash or refuse. All hazardous, infections or radioactive waste shall be handled in accordance with Section 38 of the Lease.

3. Animals; Vehicles: Tenant shall not bring any animals or birds into the Building and shall not permit bicycles, motorcycles, mopeds or other vehicles inside the Building or on the sidewalks or common areas outside the Building except in areas designated from time to time by Landlord for such purpose.

4. Storage: The Leased Premises shall not be used for the storage of furniture, supplies, merchandise or equipment, except for such furniture, supplies, merchandise and equipment held by Tenant in the normal course of Tenant's business or as may be approved by Landlord.

5. Living In: Tenant shall not use the Leased Premises for sleeping quarters or as an apartment.

[FOR THE ASC LEASE]

LEASE GUARANTY

THIS GUARANTY OF LEASE is made this ____ day of ________, 20__, by ASSOCIATES IN OPHTHALMOLOGY, LTD., a Pennsylvania professional corporation (the "Guarantor"), in favor of **[AFFILIATE OF GLOBAL MEDICAL REIT, INC.]**, a Delaware limited liability company (the "Landlord").

WITNESSETH:

WHEREAS, the Guarantor desires to induce Landlord to enter into a lease with Associates Surgery Centers, LLC, a ______________ (the "Tenant"), with respect to certain premises, consisting of 9,946 square feet on the first floor of 9970 Mountain View Drive, West Mifflin, Pennsylvania (the "Lease"), such Lease being of even date herewith; and

WHEREAS, the entering into of the Lease by Landlord and Tenant will be of direct pecuniary advantage to Guarantor;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Landlord, as follows:

1. The Guarantor, as primary obligor, hereby (a) unconditionally guarantees the prompt, punctual and full payment of the rent and all other sums due under the Lease in accordance with the terms and tenor thereof as completely and effectually as if such guarantee had been made by Guarantor on the face of the Lease; (b) unconditionally guarantees the prompt, punctual and full performance by Tenant of any and all of the agreements, covenants, terms and conditions agreed to be performed by Tenant under the Lease; and (c) covenants and agrees that in the event of default in payments or any default in the performance of any of the terms, covenants or conditions thereof, the Guarantor will promptly make or cause such payment to be made or will perform or cause to be performed all such terms, covenants and conditions, irrespective of any invalidity therein, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

2. The Guarantor does hereby further agree that Guarantor's liability hereunder as Guarantor shall not be prejudiced, impaired or affected by any of the following, whether with or without its knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3. Guarantor shall be required to provide Landlord the same financial information as required of Guarantor under its lease with Landlord.

126812/ACARGILE
999999-009/ 8/1/15

4. This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantor hereunder and Landlord's right to pursue Guarantor shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes. The Guarantor expressly waives the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from Guarantor that Landlord may be required to repay in such proceeding.

5. The Landlord shall have the right to proceed against Guarantor immediately upon any default by the Tenant in payment or performance of any obligation under the Lease, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant's debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantor and Tenant in the same action, Guarantor agrees that Guarantor may be joined in any such action against Tenant and that recovery may be had against Guarantor to the extent of Guarantor's liability in such action.

6. If Landlord calls upon Guarantor to honor, pay or perform all or part of any obligation of the Tenant, and Guarantor fails to honor such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the Interest Rate set forth in the Lease. In case Guarantor fails or refuses to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantor shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable attorneys' fees, depositions and expert witnesses.

7. The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantor and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease, and this Guaranty shall be deemed to run with the Lease. The Landlord's successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

8. This Guaranty shall constitute a Pennsylvania contract, and be governed by the laws of the Commonwealth of Pennsylvania. The undersigned hereby voluntarily submits to the jurisdiction of any court in the Commonwealth of Pennsylvania having jurisdiction over the subject matter of this instrument, and hereby constitutes the Secretary of State of the Commonwealth of Pennsylvania as its agent for service of process in connection with any suit or proceeding arising hereunder.

9. Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

10. The Landlord shall have the right, without affecting Guarantor's obligations hereunder, and without demand or notice, to collect first from the Tenant, and to exercise its rights of setoff against any asset of the Tenant, and to otherwise pursue and collect from the Tenant any other indebtedness of the Tenant to the Landlord not covered by this Guaranty, and any sums received from the Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by the Landlord as it sees fit, including the application of all such amounts to other debts not guaranteed by Guarantor. Subrogation rights or any other rights of any kind of Guarantor against the Tenant, if any, shall not become available until all indebtednesses and obligations of the Tenant to the Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of the Tenant thereunder likewise survive.

11. Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantor shall not be entitled to require Landlord to marshal assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

12. Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord's part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

13. Within ten (10) days after request therefor by Landlord, but not more frequently that once in any period of twelve (12) consecutive months in the absence of a proposed sale or refinancing of the property of which the premises leased by Tenant are a part, Guarantor agrees to deliver in recordable form, an estoppel certificate to any proposed ground lessor, mortgagee or purchaser, or to Landlord, signed by Guarantor certifying that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Guarantor), and such other matters as may be requested. If Guarantor fails to deliver such certificate as required herein, Guarantor shall be deemed to have conclusively agreed to and be bound by all matters set forth in the certificate as submitted by the requesting party.

14. Guarantor hereby waives any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord's part in connection with the obligations guaranteed hereby.

15. GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

16. In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

17. If there is more than one Guarantor, the obligations of each Guarantor under this Guaranty are and will be joint and several. Landlord may release any one or more Guarantors at any time without notice to or consent by the remaining Guarantors and without affecting the continuing liability of the remaining Guarantors. Landlord shall not be required to pursue any remedy against any other person or party which shall have executed any agreement of guaranty with Landlord. Landlord may elect, in its sole and absolute discretion, to seek to recover from any one or more of such persons or parties and no such election shall constitute any defense or any other bar or limitation to the enforcement of Guarantors' obligations set forth herein.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first set forth above.

WITNESS:

GUARANTOR:

ASSOCIATES IN OPHTHALMOLOGY, LTD.,
a Pennsylvania professional corporation

____

By:______________________________

Name:______________________________

Title:______________________________

EXHIBIT D

[INTENTIONALLY OMITTED]

EXHIBIT E

Preliminary Due Diligence Checklist

1. Existing owner's title policy.

2. Existing survey.

3. Existing environmental reports.

4. As-built drawings and plans.

5. Insurance certificates.

6. Rent roll.

7. Financial statements as described in Section 2.14 of the Agreement.

8. All contracts to which Seller is a party that may not be terminated by notice of 30 days' or less that affect any portion of the Property or its operation.

9. Copies of all property tax bills (real and personal), and other tax reports and returns relating to the Property.

10. Copies of all actual bills for utilities, including but not limited to electricity, water, gas, sewerage and garbage collection, for the Property during the past three (3) years.

11. Certificates of occupancy issued by authorities having jurisdiction over the Property, together with all other licenses, permits, or authorizations in Seller's possession required for the lawful occupation and use of the Property.

EXHIBIT F

Litigation

None

EXHIBIT G

Insurance

LIBERTY
INSURANCE AGENCY

Commercial Insurance



An Insurance Program
Designed For:

Associate Properties, LP
9970 Mountainview Drive
West Mifflin, PA 15122

12/06/14 - 12/06/15

NAMED INSURED SCHEDULE

Named Insured	FEIN #
Associate Properties, LP Associate Properties Monroeville, LP Associate Properties II, LP Dave Zimmer, Brian Jewart, Lisa Cibik, Miguel Busquets, John Nairn	

LOCATION SCHEDULE

Loc #	Bldg #	Location Address (Street, City, County, State, Zip)				Occupancy
001	001	9970 Mountainview Drive	West Mifflin	PA	15122	Building Owner
002	001	Regis Avenue	West Mifflin	PA	15122	Parking Lot
003		Lot Block 856-N-294	Monroeville	PA	15146	Vacant Land

PROPERTY

Named Insured:	Insurer:	Policy Term:
Associate Properties, LP	National Fire Ins of Hartford	12/06/14 to 12/06/15

Cause of Loss:	SPECIAL

This policy does not include Flood coverage Did you know one in four businesses that shuts down from a natural disaster never reopens, and more than 80 percent of all presidentially declared natural disasters involve flooding. According to the U.S. government, the average commercial flood claim in the past 10 years has been around $33,000. In 2008 a NFIP report stated that 1/3 of all flood claims paid were for policies in low risk communities.

Location Number: 001 Building Number: 001

Limit of Insurance	Property Description	Deductible	Co-Ins*	Valuation
$4,859,706	Building	$1,000		RC
$31,836	Business Personal Property	$1,000		RC
Actual Loss Sustained	Business Income			12 Months

RC = Replacement Cost **ACV** = Actual Cash Value **FRC** = Functional Replacement Cost **AV** = Agreed Value

Includes:
Back Up of Sewer & Drains - $25,000

GENERAL LIABILITY

Named Insured:	Insurer:	Policy Term:
Associate Properties, LP	National Fire Ins of Hartford	12/06/14 to 12/06/15

Coverage Written On: [X] Occurrence Form

Limits		Coverage Description
$	1,000,000	Each Occurrence - Bodily Injury and Property Damage
$	2,000,000	General Aggregate
$	2,000,000	Products and Completed Operations Aggregate
$	1,000,000	Personal and Advertising Injury
$	300,000	Damage to Rented Premises
$	10,000	Medical Expense (any one person)
$		Deductible
$	1,000,000	Hired & Non Owned Automobile Liability

UMBRELLA

Named Insured:	Insurer:	Policy Term:
Associate Properties, LP	National Fire Ins of Hartford	12/06/14 to 12/06/15

Limit	Coverage Description
$1,000,000	Each Occurrence
$1,000,000	Annual Aggregate
$10,000	Retained Limit

Schedule of Underlying Insurance

Auto Liability	$1,000,000	Combined Single Limit
General Liability	$1,000,000 $2,000,000 $2,000,000 $1,000,000	Each Occurrence General Aggregate Products Aggregate Personal Injury

PREMIUM SUMMARY

Named Insured:	Insurer:	Policy Term:
Associate Properties, LP	CNA Insurance Companies	12/06/14 to 12/06/15

Description of Coverage	Estimated Annual Premium
Property	$6,087
Commercial General Liability	Included
Umbrella	$404
Total Estimated Premium	**$6,491**

EXHIBIT H

THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale and Assignment")' is made this ____ day of __________, 2015, by and between ________________, a ______________ ("Transferor"), and __________________, a ______________ ("Transferee"). All capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in that certain Asset Purchase Agreement dated of even date herewith (the "Agreement") by and between Transferor and Transferee.

RECITALS

A. Transferor is the owner of that certain real property located in ________________ County, ____________, consisting of approximately __________ acres as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the "Land"). Transferor is also the owner of all buildings, structures and other improvements situated on the Land comprising the approximately ________ square foot, ________ unit ____________ facility (collectively, the "Improvements"), together with the Personal Property (as defined herein) used in connection therewith. The Land and the Improvements shall be referred to herein, collectively, as the "Facility."

B. Pursuant to the Agreement, Transferor is required to transfer and assign to Transferee as of the Closing Date (as defined in the Agreement) all of Transferor's right, title and interest in and to the Facility, including the Personal Property.

C. In order to perfect the transfer and vesting of the Personal Property to and in Transferee and in order that Transferee shall be in possession of an instrument evidencing the same, as set forth more fully herein and in the Agreement, Transferor and Transferee have made and entered into this Bill of Sale and Assignment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Transfer and Assignment of Personal Property. Effective as of the date hereof, Transferor hereby grants, assigns, transfers, conveys and delivers to Transferee, absolutely and unconditionally, and free from all encumbrances and other claims of any kind, all of Transferor's right, title and interest in and to the Personal Property (as defined in the Agreement). Transferor hereby warrants and defends unto Transferee, its successors and assigns, all right, title and interest in the Personal Property against every person whomsoever claiming all or any part thereof or interest therein; PROVIDED, HOWEVER, that Transferor makes no other representations or warranties with respect to the Personal Property, and it is being conveyed "as is, where is."

2. Acceptance. Transferee hereby accepts the foregoing transfer and assignment of Personal Property.

3. Further Assurances. Transferor transfers the Personal Property to Transferee, its successor and assigns, to have and hold to and for its and their own use and benefit forever. Transferor, for itself and its successors and assigns, hereby covenants that, from time to time after the Closing Date, at Transferee's request and without further consideration, Transferor shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Transferee reasonably may require to vest more effectively the Personal Property in Transferee, its successors and assigns, and to place Transferee in possession of the Personal Property.

4. Enforcement. In the event of any action or suit by either party hereto against the other arising from or interpreting this Bill of Sale and Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorneys' fees, whether or not the same proceeds to final judgment.

5. Successors and Assigns. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Transferor and Transferee and their respective successors and assigns.

6. Counterparts. This Bill of Sale and Assignment may be executed in multiple counterparts, all of which shall be but one and the same instrument, binding on all parties when all separately executed copies have been fully delivered.

7. Governing Law. This Bill of Sale and Assignment shall be construed and enforced according to and governed by the laws of the State in which the Land is located.

[Remainder of Page Intentionally Left Blank. Signatures on Following Page.]

IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale and Assignment as of the date first written above.

"Transferor"

______________________________,
a ____________________________

By: ___________________________
Name: _________________________
Title: __________________________

"Transferee"

______________________________,
a ____________________________

By: ___________________________
Name: _________________________
Title: __________________________

Signature: David Young
David Young (Aug 11, 2015)

Email: DavidY@GlobalMedicalREIT.com

Title: CEO

Company: Global Medical REIT



asset purchase agreement

Adobe Document Cloud Document History

August 11, 2015

Created:	August 11, 2015
By:	David Young (DavidY@GlobalMedicalREIT.com)
Status:	SIGNED
Transaction ID:	XR7GLBBD5F2UJ6S

"asset purchase agreement" History

- Document created by David Young (DavidY@GlobalMedicalREIT.com)
  August 11, 2015 - 10:12 AM PDT - IP address: 166.172.56.219

- Document e-signed by David Young (DavidY@GlobalMedicalREIT.com)
  Signature Date: August 11, 2015 - 10:20 AM PDT - Time Source: server - IP address: 166.172.56.219

- Signed document emailed to acargile@babc.com, slaird@babc.com, conn@185hk.com and David Young (DavidY@GlobalMedicalREIT.com)
  August 11, 2015 - 10:20 AM PDT